SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.__)
Filed by the Registrant    ☒
Filed by a Party other than the Registrant    ☐
Check the appropriate box:
☐    Preliminary Proxy Statement
☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒    Definitive Proxy Statement
☐    Definitive Additional Materials
☐    Soliciting Material Pursuant to § 240.14a-12
Epocrates, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box)
☒    No fee required.
☐    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1.	Title of each class of securities to which transaction applies:
____________________________________________________________________________________________

2.	Aggregate number of securities to which transaction applies:
____________________________________________________________________________________________

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
____________________________________________________________________________________________

4.	Proposed maximum aggregate value of transaction:
____________________________________________________________________________________________

5.	Total fee paid:
____________________________________________________________________________________________

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

6.	Amount Previously Paid:
____________________________________________________________________________________________

7.	Form, Schedule or Registration Statement No.:
____________________________________________________________________________________________

8.	Filing Party:
____________________________________________________________________________________________

9.	Date Filed:

1100 Park Place, Suite 300
San Mateo, California 94403
NOTICE OF 2012 ANNUAL MEETING OF STOCKHOLDERS
To Be Held On Tuesday, October 2, 2012
Dear Stockholder:
You are cordially invited to attend our Annual Meeting of Stockholders, which will be held on Tuesday, October 2, 2012 at 9:00 a.m., Pacific Time at our offices at 1100 Park Place, Suite 300, San Mateo, California 94403, for the following purposes:

1.	To elect the eight nominees for director named herein to serve until the next annual meeting.

2.
To ratify the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2012.

3.	To conduct any other business properly brought before the meeting.
These items of business are more fully described in the Proxy Statement accompanying this Notice.
The record date for the meeting is August 21, 2012. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on Tuesday, October 2, 2012 at 9:00 a.m., Pacific Time at our Offices at 1100 Park Place, Suite 300, San Mateo, California 94403.
The Proxy Statement and Annual Report on Form 10-K
are available at http://www.edocumentview.com/EPOC

By order of the Board of Directors

/s/ MATTHEW A. KAMINER

Matthew A. Kaminer
Secretary

San Mateo, California
August 30, 2012

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy, or vote over the telephone or the internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) has been provided for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting.
Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

1100 Park Place, Suite 300
San Mateo, California 94403

PROXY STATEMENT
FOR THE 2012 ANNUAL MEETING OF STOCKHOLDERS
October 2, 2012
QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Why am I receiving these materials?
We have sent you these proxy materials because the Board of Directors (the “Board”) of Epocrates, Inc. (“Epocrates” or the “Company”) is soliciting your proxy to vote at the 2012 Annual Meeting of Stockholders (the “Meeting”), including at any adjournments or postponements of the Meeting. You are invited to attend the Meeting to vote on the proposals described in this Proxy Statement. However, you do not need to attend the Meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or through the internet.
We intend to mail these proxy materials on or about August 30, 2012 to all stockholders of record entitled to vote at the Meeting.
How do I attend the Meeting?
The Meeting will be held on Tuesday, October 2, 2012 at 9:00 a.m., Pacific Time at Epocrates’ offices at 1100 Park Place, Suite 300, San Mateo, California 94403. Directions to the Meeting may be found at http://epocrates.com/contact. Information on how to vote in person at the Meeting is discussed below.
Who can vote at the Meeting?
Only stockholders of record at the close of business on August 21, 2012 will be entitled to vote at the Meeting. On this record date, there were 24,816,205 shares of common stock outstanding and entitled to vote.
Stockholder of Record: Shares Registered in Your Name
If on August 21, 2012, your shares were registered directly in your name with Epocrates’ transfer agent, Computershare Trust Company, N.A., then you are a stockholder of record. As a stockholder of record, you may vote in person at the Meeting or vote by proxy. Whether or not you plan to attend the Meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the internet as instructed below to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank
If on August 21, 2012, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?
There are two matters scheduled for a vote:

1.	Election of eight directors; and

2.	Ratification of selection by the Audit Committee of the Board of PricewaterhouseCoopers LLP as independent registered public accounting firm of Epocrates for its fiscal year ending December 31, 2012.
What if another matter is properly brought before the Meeting?
The Board knows of no other matters that will be presented for consideration at the Meeting. If any other matters are properly brought before the Meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.
How do I vote?
You may either vote “For” all the nominees to the Board or you may “Withhold” your vote for any nominee you specify. With regard to your vote on the ratification of the independent registered public accounting firm of Epocrates, and any other matters properly brought before the meeting, if any, you may vote “For” or “Against” or abstain from voting.
The procedures for voting are fairly simple:
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote in person at the Meeting or vote by proxy using the enclosed proxy card, vote by proxy over the telephone, or vote by proxy through the internet. Whether or not you plan to attend the Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the Meeting and we will give you a ballot when you arrive.

•
To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Meeting, we will vote your shares as you direct.

•
To vote over the telephone, dial toll-free 1-800-652-VOTE (8683) using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 1:00 a.m., Pacific Time on October 2, 2012 to be counted.

•
To vote through the internet, go to http://www.envisionreports.com/EPOC to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 1:00 a.m., Pacific Time on October 2, 2012 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Epocrates. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or over the internet if and as instructed by your broker or bank. To vote in person at the Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

Internet proxy voting may be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

How many votes do I have?
On each matter to be voted upon, you have one vote for each share of common stock you own as of August 21, 2012.
What if I return a proxy card or otherwise vote but do not make specific choices?
If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of all eight nominees for director, and “For” the selection by the Audit Committee of the Board of PricewaterhouseCoopers LLP as Epocrates’ independent registered public accounting firm for the fiscal year ending December 31, 2012. If any other matter is properly presented at the Meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.
Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
What does it mean if I receive more than one set of proxy materials?
If you receive more than one set of proxy materials, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the proxy cards in the proxy materials to ensure that all of your shares are voted.
Can I change my vote after submitting my proxy?
Yes. You can revoke your proxy at any time before the final vote at the Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or through the internet.

•	You may send a timely written notice that you are revoking your proxy to: Secretary, Epocrates, Inc., 1100 Park Place, Suite 300, San Mateo, California 94403.

•	You may attend the Meeting and vote in person. Simply attending the Meeting will not, by itself, revoke your proxy.
Your most current proxy card or telephone or internet proxy is the one that is counted.
If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year’s annual meeting?
To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by June 4, 2013, to: Secretary, Epocrates, Inc., 1100 Park Place, Suite 300, San Mateo, California 94403; however, if Epocrates’ 2013 Annual Meeting of Stockholders is not held on or between September 2, 2013 and November 1, 2013, then the deadline will be a reasonable time prior to the time we begin to print and mail our proxy materials. If you wish to submit a proposal that is not to be included in next year’s proxy materials or nominate a director, you must do so no earlier than June 4, 2013, and no later than July 4, 2013; provided, however, that in the event that the date of the 2013 Annual Meeting of Stockholders is held more than 30 days prior to or more than 30 days after October 2, 2013, your notice must be delivered not earlier than the close of business on the 120th day prior to the 2013 Annual Meeting of Stockholders and not later than the close of business on the later of the 90th day prior to the 2013 Annual Meeting of Stockholders or the 10th day following the day on which public announcement of the date of the 2013 Annual Meeting of Stockholders is first made. Stockholders are also advised to review our Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.
How are votes counted?
Votes will be counted by the inspector of election appointed for the Meeting, who will separately count, for the proposal to elect directors, votes “For,” “Withhold” and broker non-votes; and, with respect to ratification of the independent registered public accounting firm of Epocrates, and any other matters properly brought before the meeting, if any, votes “For” and “Against” and abstentions. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.
What are “broker non-votes”?
Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the New York Stock Exchange (“NYSE”), “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, including but not limited to, mergers, stockholder proposals, the election of directors (even if not contested) and executive compensation matters.
How many votes are needed to approve each proposal?

•
For Proposal No. 1, the election of directors, the eight nominees receiving the most “For” votes from the holders of shares present in person or represented by proxy and entitled to vote on the election of directors will be elected. Only votes “For” will affect the outcome. Brokers may not vote on Proposal No. 1 without instructions from the beneficial owner of the shares represented.

•
To be approved, Proposal No. 2, ratification of the selection of PricewaterhouseCoopers LLP as Epocrates’ independent registered public accounting firm for its fiscal year ending December 31, 2012, must receive “For” votes from the holders of a majority of shares present in person or by proxy and entitled to vote. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Brokers may vote on Proposal No. 2 in their discretion if the beneficial owner of the shares represented does not provide instructions on how to vote its shares on Proposal No. 2.

What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting in person or represented by proxy. On the record date, there were 24,816,205 shares outstanding and entitled to vote.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the Meeting in person or represented by proxy may adjourn the Meeting to another date.
How can I find out the results of the voting at the Meeting?
Preliminary voting results will be announced at the Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.
What proxy materials are available on the internet?
The Proxy Statement and Annual Report on Form 10-K are available at http://www.edocumentview.com/EPOC.

PROPOSAL 1
ELECTION OF DIRECTORS
The Board consists of eight directors, and there are eight nominees for director this year. Proxies may not be voted for a greater number of persons than the number of nominees named. Each director to be elected and qualified will hold office until the next annual meeting of stockholders and until his or her successor is elected, or, if sooner, until the director’s death, resignation or removal. Each of the nominees listed below is currently a director of Epocrates who was previously elected by the stockholders, except for: Andrew Hurd, who was appointed to the Board simultaneously with his appointment as the President and Chief Executive Officer (“CEO”) of Epocrates on March 26, 2012; Gary Greenfield; and Erick Tseng. It is Epocrates’ policy to encourage nominees for director to attend the Meeting.
Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. The eight nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the eight nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by Epocrates. Each person nominated for election has agreed to serve if elected. Epocrates’ management has no reason to believe that any nominee will be unable to serve.
NOMINEES
The following is a brief biography of each nominee for director and a discussion of the specific experience, qualifications, attributes or skills of each nominee that led the Corporate Governance and Nominating Committee (the “Nominating Committee”) to recommend that person as a nominee for director, as of the date of this Proxy Statement.
The Nominating Committee seeks to assemble a Board that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct Epocrates’ business. To that end, the Nominating Committee has identified and evaluated nominees in the broader context of the Board’s overall composition, with the goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment and other qualities that the Nominating Committee views as critical to effective functioning of the Board. The brief biographies below include information, as of the date of this Proxy Statement, regarding the specific and particular experience, qualifications, attributes or skills of each director or nominee that led the Nominating Committee to believe that that nominee should continue to serve on the Board. However, each of the members of the Nominating Committee may have a variety of reasons why he or she believes a particular person would be an appropriate nominee for the Board, and these views may differ from the views of other members.

Name	Age	Position
Andrew Hurd	48	President and CEO and Director
Patrick S. Jones	67	Chairman of the Board
Peter C. Brandt	55	Vice-Chairman of the Board
Philippe O. Chambon, M.D., Ph.D.	54	Director
Gary G. Greenfield	57	Director
Thomas L. Harrison	65	Director
Erick N. Tseng	32	Director
Mark A. Wan	47	Director

Andrew Hurd has served on our Board since March 2012 and has served as our President and CEO since March 26, 2012. From July 2005 to December 2011, Mr. Hurd served as Chairman and CEO of Carefx, a healthcare technology company acquired by Harris Corporation in 2011, where he was responsible for the overall management of the company. From January 2003 to June 2005, Mr. Hurd served as Senior Vice President of WebMD Health Corp., a healthcare software company, where he was responsible for sales, marketing and customer support operations.  From May 2000 to June 2002, Mr. Hurd served as EVP of Sales and Marketing for Centerbeam, a technology outsourcing company in Silicon Valley. From January 1998 to January 2000, Mr. Hurd served as President, Health Information Division of QuadraMed Corporation, a healthcare software company, where he was responsible for full P&L of the Health Information Management division of the company.  From June 1989 to January 1995, Mr. Hurd served as National Sales Manager for AMSCO, a healthcare capital equipment company, where he was responsible for various sales and marketing operations. Mr. Hurd holds a bachelors degree in business administration from Northern Arizona University. Mr. Hurd currently serves as a director of ABILITY Network, Inc. The Nominating Committee believes that Mr. Hurd’s extensive experience in the healthcare information technology industry and prior leadership experience make him a valuable member of the Board. Mr. Hurd was appointed to the Board in connection with his appointment as President and CEO of the Company.
Patrick S. Jones has served on our Board since October 2005. Mr. Jones has been a private investor since March 2001. From June 1998 to March 2001, Mr. Jones was the Senior Vice President and Chief Financial Officer (“CFO”) of Gemplus International S.A., a manufacturer of smart cards for banking, retail, security and telecommunications. From 1992 to May 1998, Mr. Jones was Vice President, Finance and Corporate Controller for Intel Corporation. Mr. Jones holds a B.A. from the University of Illinois and an M.B.A. from St. Louis University. Mr. Jones also serves as Chairman of the Board of Lattice Semiconductor, Inc. and serves as a director of Fluidigm, Inc., Dialogic, Inc. and several private companies. Mr. Jones previously served as a director for Novell and Openwave Systems Inc. (now Unwired Planet, Inc.). The Nominating Committee believes that Mr. Jones’ extensive financial management and corporate governance expertise make him a valuable member of the Board. Mr. Jones was identified by a recruiter and was elected to the Board in an effort to expand the size of the Board and provide additional experience and skills to the Board as it existed at that time.
Peter C. Brandt has served on our Board since February 2011, and has served as Vice-Chairman of the Board since March 2012. Mr. Brandt served as our Interim President and CEO from November 16, 2011, to March 27, 2012. Since September 2009, Mr. Brandt has been serving on the Boards of Directors for various healthcare companies. From April 2008 to August 2009, Mr. Brandt served as President and CEO of Noven Pharmaceuticals, Inc., a specialty pharmaceutical company, where he was responsible for the overall management of the company. From May 2007 to April 2008, Mr. Brandt served as a consultant for various healthcare companies. From January 2006 to May 2007, Mr. Brandt served as President of U.S. Pharmaceutical Operations of Pfizer, Inc., a biomedical and pharmaceutical company, and as President of Latin American Pharmaceutical Operations and Senior Vice President of Global Pharmaceuticals overseeing Finance, Information Technology, Planning and Business Development departments, as well as the Pfizer Health Solutions department from January 2004 to December 2005. Mr. Brandt holds a B.A. from the University of Connecticut and an M.B.A. from Columbia University. Mr. Brandt previously served on the Board of Directors of Noven Pharmaceuticals, Inc. and currently serves as a director of Rexahn Pharmaceuticals, Inc. and Auxilium Pharmaceuticals, Inc. The Nominating Committee believes that Mr. Brandt’s extensive experience in the pharmaceutical industry and financial matters makes him a valuable member of the Board. Mr. Brandt was identified by a recruiter and elected to the Board to fill a vacancy created by the resignation of a member of the Board and, prior to his appointment as Interim President and CEO, to serve as a member of our Audit Committee.
Philippe O. Chambon, M.D., Ph.D. has served on our Board since August 2000. Since July 2005, Dr. Chambon has served as a Managing Director of New Leaf Venture Partners, LLC, a venture capital firm spun off from Sprout Group, the venture capital affiliate of Credit Suisse. Dr. Chambon joined Sprout Group in May 1995 and became a General Partner in January 1997. From May 1993 to April 1995, Dr. Chambon served as Manager in the healthcare practice of The Boston Consulting Group, a consulting firm. From September 1987 to April 1993, Dr. Chambon served as Executive Director of New Product Management for Sandoz Pharmaceutical, Inc., a pharmaceutical company. Dr. Chambon holds an M.D. and a Ph.D. from the University of Paris and an M.B.A. from Columbia University. Dr. Chambon also serves as a director of NxStage Medical, Inc. and several private biotechnology companies. Dr. Chambon previously served as a director of Auxilium Pharmaceuticals, Inc. from 2003 to 2011. The Nominating Committee believes that Dr. Chambon’s leadership, corporate governance, strategic, capital market and small company build-up experience within the healthcare technology sector make him a valuable member of the Board. Dr. Chambon joined our Board at the request of, and in connection with the investment in our stock by, entities affiliated with Sprout Group.
Gary G. Greenfield has served on our Board since August 2011. Mr. Greenfield is currently the Chairman and CEO of Avid Technology, Inc., a world leader in designing and pioneering content creation, media production and broadcast solutions, where he is responsible for the overall management of the company. Mr. Greenfield has served as CEO of various divisions of Avid since 2007. Prior to Avid, Mr. Greenfield served as CEO at GXS, Inc., a provider of business-to-business integration, synchronization and collaboration solutions, from December 2003 to December 2007. During the same period, he also served as an Operating Partner with Francisco Partners, a technology-focused private equity firm. Prior to that, Mr. Greenfield served as CEO at Peregrine Systems, Inc., where he grew businesses both organically and through acquisition and served diverse customers ranging from small businesses to the Fortune 500. Mr. Greenfield also serves as a director of Vocus, Inc. and previously served as a director of Novell, Inc. Mr. Greenfield holds a Bachelor of Science from the U.S. Naval Academy, a Master of Science Administration from George Washington University and an M.B.A. from Harvard Business School. The Nominating Committee believes that Mr. Greenfield’s proven leadership in high technology and media, as well as his significant operational experience, makes him a valuable member of the Board. Mr. Greenfield was suggested to a recruiter by a member of the Board and elected to the Board to fill a vacancy created by the resignation of a member of the Board and to serve as a member of our Audit Committee.
Thomas L. Harrison has served on our Board since January 2002. Since May 1998, Mr. Harrison has served as Chairman and CEO of the Diversified Agency Services, Inc., a division of Omnicom Group, Inc., an advertising and marketing company. Mr. Harrison holds an honorary doctorate and an M.S. from West Virginia University. Mr. Harrison also serves as a director of Morgans Hotel Group. The Nominating Committee believes that Mr. Harrison’s communications and marketing experience, as well as his independence and familiarity with the pharmaceutical industry, make him a valuable member of the Board. Mr. Harrison was referred by one of our employees to our CEO at the time, who in turn recommended him to become a member of the Board.
Erick N. Tseng has served on our Board since August 2011. In May 2010, Mr. Tseng joined Facebook, Inc. as Head of Mobile Products, where he has product management responsibility for mobile products. From August 2006 to May 2010, Mr. Tseng was the Lead Product Manager for Android at Google, where he was responsible for the development and launch of Android, Google’s open-source mobile operating system. Prior to joining Google, Mr. Tseng was an Associate at McKinsey & Company. He has also held various engineering and product management positions at Microsoft and Yahoo. Mr. Tseng holds Bachelors and Masters degrees in Computer Science & Electrical Engineering from MIT and a Masters in Business Administration from Stanford. The Nominating Committee believes that Mr. Tseng’s proven track record of mobile innovation and expertise in user engagement makes him a valuable member of the Board. Mr. Tseng was identified by a recruiter and elected to the Board to fill a vacancy created by an increase in the size of the Board.
Mark A. Wan has served on our Board since September 1999. Mr. Wan co-founded Three Arch Partners, a venture capital firm, in 1993. Mr. Wan holds a B.S. in engineering and a B.A. in economics from Yale University and an M.B.A. from the Stanford Graduate School of Business. Mr. Wan also serves as a director of AcelRx Pharmaceuticals, Inc. and several private medical companies. The Nominating Committee believes that Mr. Wan’s experience in the financial markets and his extensive knowledge of Epocrates, having been a director since 1999, position him to bring historical knowledge and continuity to the Board. Mr. Wan joined our Board at the request of, and in connection with the investment in our stock by, entities affiliated with Three Arch Partners.

THE BOARD RECOMMENDS
A VOTE IN FAVOR OF EACH NAMED NOMINEE.

INFORMATION REGARDING THE BOARD AND CORPORATE GOVERNANCE
INDEPENDENCE OF THE BOARD
As required under the NASDAQ Stock Market (“NASDAQ”) listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board. The Board consults with Epocrates’ counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the NASDAQ, as in effect from time to time.
Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and Epocrates, its senior management and its independent auditors, the Board has affirmatively determined that the following seven directors are independent directors within the meaning of the applicable NASDAQ listing standards: Dr. Chambon and Messrs. Brandt, Jones, Greenfield, Harrison, Tseng and Wan. In making this determination, the Board found that none of those directors had a material or other disqualifying relationship with Epocrates. Mr. Hurd, Epocrates’ President and CEO, is not an independent director by virtue of his current employment with Epocrates.
BOARD LEADERSHIP STRUCTURE
The Board has an independent Chairman, Mr. Jones, who has authority, among other things, to call and preside over Board meetings, including meetings of the independent directors, to set meeting agendas and to determine materials to be distributed to the Board. Accordingly, the Board Chairman has substantial ability to shape the work of the Board. Epocrates believes that separation of the positions of Board Chairman and CEO reinforces the independence of the Board in its oversight of the business and affairs of Epocrates. In addition, Epocrates believes that having an independent Board Chairman creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board to monitor whether management’s actions are in the best interests of Epocrates and its stockholders. As a result, Epocrates believes that having an independent Board Chairman can enhance the effectiveness of the Board as a whole.
ROLE OF THE BOARD IN RISK OVERSIGHT
One of the key functions of our Board is informed oversight of our risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, while our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. Our Nominating Committee monitors the effectiveness of our corporate governance practices, including whether they are successful in preventing illegal or improper liability-creating conduct. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.
MEETINGS OF THE BOARD
The Board met 11 times during the last fiscal year. Each Board member attended 75% or more of the aggregate number of meetings of the Board and of the committees on which he or she served, held during the portion of the last fiscal year for which he or she was a director or committee member.
INFORMATION REGARDING COMMITTEES OF THE BOARD
The Board has three committees: an Audit Committee, a Compensation Committee and a Nominating Committee. During fiscal year 2011, the Audit Committee met six times, the Compensation Committee met 10 times and the Nominating Committee met four times.

Below is a description of each committee of the Board. The Board has determined that each member of each committee meets the applicable NASDAQ rules and regulations regarding “independence” and that each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to Epocrates.
Audit Committee
Our Audit Committee is composed of Messrs. Greenfield, Jones and Wan, each of whom is a non-employee member of our Board. Mr. Jones is the Chairman of the Audit Committee. The Board has determined that Mr. Jones is an “audit committee financial expert” as defined under the Securities and Exchange Commission (“SEC”) rules and regulations. We believe that the composition of our Audit Committee meets the requirements for independence and financial sophistication under the current requirements of the NASDAQ listing standards and SEC rules and regulations. In addition, our Audit Committee has the specific responsibilities and authority necessary to comply with the current requirements of the NASDAQ listing standards and SEC rules and regulations. We intend to comply with future requirements to the extent they become applicable to us. The Audit Committee has adopted a written charter that is available to stockholders on Epocrates’ website at http://investor.epocrates.com/governance.cfm; however, information found on our website is not incorporated by reference into this Proxy Statement.
Our Audit Committee is responsible for, among other things:

•	overseeing the accounting and financial reporting processes and audits of our financial statements;

•	appointing an independent registered public accounting firm to audit our financial statements;

•	overseeing and monitoring:

◦	the integrity of our financial statements;

◦	our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

◦	our independent registered public accounting firm’s qualifications, independence and performance; and

◦	our internal accounting and financial controls;

•	preparing the report that SEC rules require be included in our annual proxy statement;

•	providing the Board with the results of its monitoring and recommendations;

•	providing to the Board additional information and materials as it deems necessary to make the Board aware of significant financial matters that require the attention of the Board; and

•	overseeing compliance by employees with our Code of Business Conduct and Ethics.
Our independent registered public accounting firm and internal financial personnel have unrestricted access to our Audit Committee and meet privately with our Audit Committee on a regular basis.

Report of the Audit Committee of the Board (1)
The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2011, with management of Epocrates. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board that the audited financial statements be included in Epocrates’ Annual Report on Form 10-K for the fiscal year ended December 31, 2011.
Mr. Patrick S. Jones
Mr. Gary G. Greenfield

___________________________________________________________________
(1) This Section is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of Epocrates under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, other than Epocrates' Annual Report on Form 10-K, whether made before or after the date hereof and irrespective of any general incorporation language in that filing.

Compensation Committee
Our Compensation Committee is currently composed of Dr. Chambon and Messrs. Brandt and Harrison, each of whom is a non-employee member of our Board. Mr. Brandt is the Chairman of the Compensation Committee. Dr. Chambon and Mr. Harrison are each an “outside director” as that term is defined in Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, and each member of our Compensation Committee is a “non-employee director” within the meaning of Rule 16b-3 of the rules promulgated under the Securities Exchange Act of 1934, as amended. We believe that the composition of our Compensation Committee meets the requirements for independence under the current requirements of the NASDAQ listing standards and SEC rules and regulations. We intend to comply with future requirements to the extent they become applicable to us. The Compensation Committee has adopted a written charter that is available to stockholders on Epocrates’ website at http://investor.epocrates.com/governance.cfm; however, information found on our website is not incorporated by reference into this Proxy Statement.
Our Compensation Committee is responsible for, among other things:

•	recommending to the Board for determination and approval the compensation and other terms of employment of our CEO;

•	reviewing and approving, in consultation with our CEO, for our other executive officers:

◦	annual base salary;

◦	annual incentive bonus, including the specific goals and amounts;

◦	equity compensation;

◦	any other benefits, compensations, compensation policies or arrangements; and

◦	employment agreements, severance arrangements and change-of-control agreements/ provisions;

•
evaluating and recommending to the Board for approval the compensation plans and programs advisable for Epocrates, as well as evaluating and recommending to the Board for approval the modification or termination of existing plans and programs;

•	reviewing and approving the compensation paid to non-employee directors for their service on the Board and its committees;

•	preparing a report to be included in our annual proxy statement;

•
recommending to the Board for determination and approval the compensation and other terms of employment of Epocrates’ CEO and participating in the evaluation of the CEO’s performance in light of relevant corporate performance goals and objectives.

•	reviewing and approving the individual and corporate performance goals and objectives of our other executive officers; and

•	acting as administrator of our current benefit plans.
Each year, the Compensation Committee reviews with management Epocrates’ Compensation Discussion and Analysis and considers whether to recommend that it be included in proxy statements and other filings.

Compensation Committee Processes and Procedures
Typically, the Compensation Committee meets at least two times annually, and with greater frequency if necessary. The agenda for each meeting is usually developed by the Chairman of the Compensation Committee, in consultation with our General Counsel, CFO and Towers Watson, the Compensation Committee’s compensation consultant. The Compensation Committee meets regularly in executive session. However, from time-to-time, various members of Epocrates’ management and other employees, as well as outside advisors or consultants, may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice, or to otherwise participate in Compensation Committee meetings. The CEO may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation or individual performance objectives. The Charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of Epocrates, as well as authority to obtain, at the expense of Epocrates, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms.
During the past fiscal year, the Compensation Committee engaged Towers Watson as a compensation consultant. During the past fiscal year, Towers Watson provided the services more fully described in the Compensation Discussion and Analysis.
Historically, the Compensation Committee has made most of the significant adjustments to annual compensation, determined bonus and equity awards and established new performance objectives at one or more meetings held during the first quarter of the year. However, the Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of Epocrates’ compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. Generally, the Compensation Committee’s process comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year. For executives other than the CEO, the Compensation Committee solicits and considers evaluations and recommendations submitted to the Committee by the CEO. In the case of the CEO, the Compensation Committee participates in the evaluation of his or her performance, which evaluation determines any adjustments to his or her compensation as well as awards to be granted. For all executives and directors as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive and director stock ownership information, Company stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels and recommendations of the Compensation Committee’s compensation consultant, including analyses of executive and director compensation paid at other companies identified by the consultant.
THE SPECIFIC DETERMINATIONS OF THE COMPENSATION COMMITTEE WITH RESPECT TO EXECUTIVE COMPENSATION FOR FISCAL 2011 ARE DESCRIBED IN GREATER DETAIL IN THE COMPENSATION DISCUSSION AND ANALYSIS SECTION OF THIS PROXY STATEMENT.
Compensation Committee Interlocks and Insider Participation
During the last fiscal year, none of the members of our Compensation Committee was one of our officers or employees at the time of his or her service on the Compensation Committee. Mr. Brandt served as our Interim President and CEO from November 16, 2011, to March 27, 2012, but did not serve on the Compensation Committee during that time. None of our executive officers serves, or has served in the past year, as a member of the Board or Compensation Committee of any entity that has one or more executive officers who have served on our Board or Compensation Committee. Our Board noted that Mr. Harrison did not derive any direct or indirect material benefit from the agreements between Epocrates and certain subsidiaries of Diversified Agency Services, Inc. (“DAS”), where Mr. Harrison serves as the CEO, as described in greater detail below. Our Board believes that such agreements are in Epocrates’ best interest and on terms no less favorable than could be obtained from other third parties.
We have entered into various agreements with Cline Davis & Mann, Inc. and, beginning in 2009, with SSCG Media Group, a division of Cline Davis & Mann, whereby we provided various marketing, educational, media and creative services through our DocAlert channel. Cline Davis & Mann is a subsidiary of DAS. We recorded no revenue from Cline Davis & Mann for the year ended December 31, 2011 and recorded revenue from SSCG Media Group of approximately $4.9 million for the same period. As of December 31, 2011, there were approximately $1.0 million in accounts receivable from this customer.
We provided services to Porter Novelli, also a DAS subsidiary. In connection with these services, we recorded revenue from Porter Novelli of approximately $0.2 million for the year ended December 31, 2011. At December 31, 2011, there was an insignificant amount of accounts receivable from this customer.
Mr. Harrison does not have a direct or indirect material interest in these transactions and these transactions are immaterial to DAS.

Compensation Committee Report (2)
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011. Based on this review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in Epocrates’ Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and in this Proxy Statement.
Mr. Peter C. Brandt (3)
Dr. Philippe O. Chambon
Mr. Thomas L. Harrison

___________________________________________________________________
(2) This Section is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of Epocrates under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in that filing.
(3) Mr. Brandt is signing the Compensation Committee Report solely with respect to inclusion of the Compensation Discussion and Analysis in this Proxy Statement, since he was not serving as a member of the Compensation Committee at the time this Report was included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

Corporate Governance and Nominating Committee
The Nominating Committee of the Board is responsible for identifying, reviewing and evaluating candidates to serve as directors of Epocrates (consistent with criteria approved by the Board), reviewing and evaluating incumbent directors, recommending to the Board for selection candidates for election to the Board, making recommendations to the Board regarding the membership of the committees of the Board, assessing the performance of management and the Board, and developing a set of corporate governance principles for Epocrates.
Our Nominating Committee is currently composed of Messrs. Jones and Wan and Dr. Chambon, each of whom is a non-employee member of our Board. Dr. Chambon is the Chairman of the Nominating Committee. We believe that the composition of our Nominating Committee meets the requirements for independence under the current requirements of the NASDAQ listing standards. The Nominating Committee has adopted a written Charter that is available to stockholders on Epocrates’ website and http://investor.epocrates.com/governance.cfm; however, information found on our website is not incorporated by reference into this Proxy Statement.
Our Nominating Committee is responsible for, among other things:

•	reviewing board structure, composition and practices, and making recommendations on these matters to the Board; and

•	reviewing, soliciting and making recommendations to the Board and stockholders with respect to candidates for election to the Board.
The Nominating Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of Epocrates, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of Epocrates’ stockholders. However, the Nominating Committee retains the right to modify these qualifications from time-to-time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of Epocrates and the long-term interests of stockholders. In conducting this assessment, the Nominating Committee typically considers diversity, age, skills and such other factors as it deems appropriate given the current needs of the Board and Epocrates, to maintain a balance of knowledge, experience and capability. The Nominating Committee does not have a formal policy with respect to diversity; however, the Board and the Nominating Committee believe that it is essential that the members of the Board represent diverse viewpoints. In the case of incumbent directors whose terms of office are set to expire, the Nominating Committee reviews these directors’ overall service to Epocrates during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Nominating Committee also determines whether the nominee is independent for NASDAQ purposes, which determination is based upon applicable NASDAQ listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.
At this time, the Nominating Committee does not have a policy with regard to the consideration of director candidates recommended by stockholders. The Nominating Committee believes that it is in the best position to identify, review, evaluate and select qualified candidates for Board membership, based upon the comprehensive criteria for Board membership approved by the Board.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD
We have not adopted a formal process for stockholder communications with the Board. However, every effort has been made to ensure that the views of stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. We believe our responsiveness to stockholder communications to the Board has been excellent. Our stockholders may direct communications to a particular director or to the independent directors generally, in care of: Secretary, Epocrates, Inc., 1100 Park Place, Suite 300, San Mateo, California 94403. Further instructions are on our website at: http://investor.epocrates.com/contactboard.cfm.
CODE OF BUSINESS CONDUCT AND ETHICS
Epocrates has adopted a Code of Business Conduct and Ethics that applies to all officers, directors and employees. The Code of Business Conduct and Ethics is available on Epocrates’ website at: http://investor.epocrates.com/governance.cfm. If Epocrates makes any substantive amendments to the Code of Business Conduct and Ethics or grants any waiver from a provision of the Code to any executive officer or director, Epocrates will promptly disclose the nature of the amendment or waiver on its website.

PROPOSAL 2
RATIFICATION OF INDEPENDENT AUDITORS
The Audit Committee of the Board has selected PricewaterhouseCoopers LLP as Epocrates’ independent registered public accounting firm for the fiscal year ending December 31, 2012, and has further directed that management submit the selection of the independent registered public accounting firm for ratification by the stockholders at the Meeting. PricewaterhouseCoopers LLP has audited Epocrates’ financial statements since Epocrates’ inception. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither Epocrates’ Bylaws nor other governing documents or law require stockholder ratification of the selection of PricewaterhouseCoopers LLP as Epocrates’ independent registered public accounting firm. However, the Audit Committee of the Board is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of Epocrates and its stockholders.
The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Meeting will be required to ratify the selection of PricewaterhouseCoopers LLP. Abstentions will be counted toward the tabulation of votes on proposals presented to the stockholders and will have the same effect as negative votes. Brokers may vote on Proposal No. 2 in their discretion if instructions are not provided by the beneficial owner of the shares represented.
Principal Accountant Fees and Services
The following table represents aggregate fees billed to Epocrates for the fiscal years ended December 31, 2011 and 2010, by PricewaterhouseCoopers LLP, Epocrates’ principal accountant.

	Fiscal Years Ended December 31,

	2011	2010
Audit Fees	$1,402,833	$1,787,625
Audit-Related Fees	—	—
Tax Fees (1)	5,000	5,000
All Other Fees (2)	1,800	1,500
Total Fees	$1,409,633	$1,794,125

(1)	Relates to tax compliance services provided.

(2)	Relates to license fees for accounting research software.

All fees described above were approved by the Audit Committee.
In connection with the audit of the 2011 financial statements, Epocrates entered into an engagement agreement with PricewaterhouseCoopers LLP which sets forth the terms by which PricewaterhouseCoopers LLP will perform audit services for Epocrates. That agreement is subject to alternative dispute resolution procedures and an exclusion of punitive damages.

Pre-Approval Policies and Procedures
The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by Epocrates’ independent registered public accounting firm, PricewaterhouseCoopers LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.
The Audit Committee has determined that the rendering of the services other than audit services by PricewaterhouseCoopers LLP is compatible while maintaining the principal accountant’s independence.

THE BOARD RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 2.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the ownership of Epocrates’ common stock as of August 21, 2012 by: (i) each director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) our current President and CEO; (iv) all executive officers and directors of Epocrates as a group; and (v) all those known by Epocrates to be beneficial owners of more than five percent of its common stock.

Name of Beneficial Owner	Shares of common stock beneficially owned(1)	Shares Issuable Pursuant to Options Exercisable Within 60 Days of August 21, 2012	Percent of Total(1)
Entities affiliated with The Goldman Sachs Group, Inc.(2)	2,786,856	—	11.2%
Entities affiliated with Credit Suisse AG/(3)	2,661,033	—	10.7%
Entities affiliated with InterWest Partners VII, L.P.(4)	2,003,651	31,440	8.2%
Entities affiliated with Draper Fisher Jurvetson Fund V, L.P.(5)	2,192,163	—	8.8%
Three Arch Partners II, L.P.(6)	1,655,329	—	6.7%
BlackRock, Inc.(7)	3,798,293	—	15.3%
FMR LLC (8)	2,220,810	—	8.9%
Peter C. Brandt	192,730	133,405	*
Adam E. Budish	—	—	—
David B. Burlington	74,132	74,132	*
Rosemary A. Crane	743,180	732,965	2.9%
Andrew Hurd	—	—	—
Heather A. Gervais	7,641	7,641	*
Matthew A. Kaminer	28,177	23,177	*
Joseph B. Kleine	61,153	—	*
Patrick D. Spangler	112,609	112,609	*
Philippe O. Chambon, M.D., Ph.D.(9)	2,689,365	45,195	10.8%
Gary G. Greenfield	21,615	21,615	*
Thomas L. Harrison	118,554	118,554	*
Patrick S. Jones	122,484	122,484	*
Erick N. Tseng	21,615	21,615	*
Mark A. Wan(6)	1,700,524	45,195	6.8%
All directors and executive officers as a group (15 persons)	5,893,779	1,458,587	22.4%

* Less than one percent.

(1)
Based upon information supplied by officers, directors and principal stockholders. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, Epocrates believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Beneficial ownership includes shares of common stock issuable pursuant to options exercisable within 60 days of August 21, 2012. Applicable percentages are based on 24,816,205 shares outstanding on August 21, 2012, adjusted as required by rules promulgated by the SEC.

(2)
Goldman, Sachs & Co. also reports beneficial ownership of these shares. Each of these Goldman Sachs entities has shared voting and investment power with respect to these shares. These Goldman Sachs entities disclaim beneficial ownership of the securities beneficially owned by (i) any client accounts with respect to which the Goldman Sachs reporting units or their employees have voting or investment discretion or both, or with respect to which there are limits on their voting or investment authority or both and (ii) certain investment entities of which the Goldman Sachs reporting units act as the general partner, managing general partner or other manager, to the extent interests in such entities are held by persons other than the Goldman Sachs reporting units. The address for The Goldman Sachs Group, Inc. and Goldman, Sachs & Co. is 200 West Street, 7th Floor, New York, New York 10282. The beneficial ownership of these securities is based on a Schedule 13G filed by these entities on February 14, 2012 reporting beneficial ownership as of December 31, 2011, and therefore does not reflect any changes in beneficial ownership that may have occurred between that date and August 21, 2012.

(3)
The shares are held by direct and indirect subsidiaries of Credit Suisse AG. The address of the principal business office of Credit Suisse AG is Uetlibergstrasse 231, P.O. Box 900, CH 8070 Zurich, Switzerland. The ultimate parent company of Credit Suisse AG is Credit Suisse Group AG, and its business address is Paradeplatz 8, P.O. Box 1, CH 8070 Zurich, Switzerland. Credit Suisse AG and Credit Suisse Group AG disclaim beneficial ownership of shares beneficially owned by their direct and indirect subsidiaries, including by the Sprout Funds (as defined below). Of the shares referred to above, 2,434,175 shares are held by Sprout Capital IX, L.P., or Sprout IX, 158,773 shares are held by DLJ ESC II, L.P., or ESC II, 33,340 shares are held by DLJ Capital Corporation, or DLJCC, and 17,882 shares are held by Sprout Entrepreneurs’ Fund, L.P., or Sprout Entrepreneurs, collectively, the Sprout Funds. The remainder of the shares is traded by proprietary desks of Credit Suisse that are not under the control of the Sprout Funds. Sprout IX, Sprout Entrepreneurs and ESC II make investments for long-term appreciation. DLJCC acts as a venture capital partnership management company. DLJCC is the general partner of Sprout Entrepreneurs and is the managing general partner of Sprout IX, and, as such is responsible for its day-to-day management. DLJCC makes all of the investment decisions on behalf of Sprout IX and Sprout Entrepreneurs. DLJ Associates IX, L.P., or Associates IX, is a general partner of Sprout IX and in accordance with the terms of the relevant partnership agreement, does not participate in investment decisions made on behalf of Sprout IX. DLJ Capital Associates IX, Inc. is the managing general partner of Associates IX. Dr. Chambon, one of our directors, is a limited partner of Associates IX. DLJ LBO Plans Management Corporation, or DLJLBO, is the general partner of ESC II, and, as such, is responsible for its day-to-day management. DLJLBO makes all of the investment decisions on behalf of ESC II. Dr. Chambon, in his capacity as a member of the investment committees of DLJCC and DLJLBO, may be deemed to beneficially own the shares of the Sprout Funds. Dr. Chambon disclaims beneficial ownership of the shares held by the Sprout Funds, except to the extent of his pecuniary interest therein. See footnote 9 below. The address for the Sprout Funds is 11 Madison Avenue, 13th Floor, New York, New York 10010.

(4)
Includes 1,885,124 shares held by InterWest Partners VII, L.P. and 87,087 shares held by InterWest Investors VII, L.P., collectively, the InterWest Funds. InterWest Management Partners VII, LLC is the general partner of the InterWest Funds and thereby has sole voting and investment control over the shares owned by the InterWest Funds. Dr. Gilbert H. Kliman, Harvey B. Cash, Philip T. Gianos, W. Scott Hedrick, W. Stephen Holmes, Thomas L. Rosch and Arnold L. Oronsky are managing directors of InterWest Management Partners VII, LLC and have shared voting and investment control over the shares owned by the InterWest Funds. The managing directors and members of InterWest Management Partners VII, LLC disclaim beneficial ownership of the shares owned by the InterWest Funds, except to the extent of their respective pecuniary interest therein. Also includes options to purchase 31,440 shares issuable pursuant to options exercisable within 60 days of August 21, 2012 granted to Dr. Kliman, one of our former directors. The address for each of these entities is 2710 Sand Hill Road, Second Floor, Menlo Park, California 94025. The beneficial ownership of these securities is based on a Schedule 13G filed by these entities on February 14, 2012 reporting beneficial ownership as of December 31, 2011, and therefore does not reflect any changes in beneficial ownership that may have occurred between that date and August 21, 2012.

(5)
Includes 1,819,017 shares held by Draper Fisher Jurvetson Fund V, L.P. and 147,486 shares held by Draper Fisher Jurvetson Partners V, LLC, collectively, the DFJ funds, each of which has shared voting and investment power with respect to the shares they own. Draper Fisher Jurvetson Management Co. V, LLC is the general partner of Draper Fisher Jurvetson Fund V, L.P. and thereby has shared voting and investment control over the shares owned by Draper Fisher Jurvetson Fund V, L.P. Timothy C. Draper, John H.N. Fisher and Stephen T. Jurvetson are the managing directors of Draper Fisher Jurvetson Management Co. V, LLC and managing members of Draper Fisher Jurvetson Partners V, LLC. They share voting and investment control over the shares owned by the DFJ Funds. The managing directors and managing members disclaim beneficial ownership of the shares owned by the DFJ Funds except to the extent of their respective pecuniary interest therein. Also includes 225,660 shares owned by The Timothy Cook Draper 2010 Annuity Trust over which Mr. Draper has sole voting and investment power. The address for all of these entities is 2882 Sand Hill Road, Suite 150, Menlo Park, California 94025. The beneficial ownership of these securities is based on a Schedule 13G filed by these entities on February 6, 2012 reporting beneficial ownership as of December 31, 2011, and therefore does not reflect any changes in beneficial ownership that may have occurred between that date and August 21, 2012.

(6)
Represents shares held by Three Arch Partners II, L.P., or Three Arch, over which Three Arch has sole voting and investment power. Three Arch Management II, L.L.C., or TAM II, is the general partner of Three Arch, and thereby has sole voting and investment control over the shares owned by the Three Arch. Mr. Wan, one of our directors, and Wilfred E. Jaeger, are managing members of TAM II and have shared voting and investment control over the shares owned by Three Arch. Mr. Wan disclaims beneficial ownership of the shares held by Three Arch except to the extent of his pecuniary interest therein. The address for each of these entities is 3200 Alpine Road, Portola Valley, California 94028. In addition to the shares beneficially owned by Mr. Wan by virtue of the shares owned by Three Arch, Mr. Wan has beneficial ownership of 45,195 shares subject to stock options exercisable within 60 days of August 21, 2012 granted to Mr. Wan. The beneficial ownership of these securities is based on a Schedule 13G filed by these entities on February 14, 2012 reporting beneficial ownership as of December 31, 2011, and therefore does not reflect any changes in beneficial ownership that may have occurred between that date and August 21, 2012.

(7)
The address for BlackRock Inc. is 40 East 52nd Street, New York, New York 10022. The beneficial ownership of these securities is based on a Schedule 13G/A filed by BlackRock Inc. on August 9, 2012, and therefore does not reflect any changes in beneficial ownership that may have occurred between that date and August 21, 2012.

(8)
Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC, is an investment advisor and beneficially owns these shares by virtue of having sole investment power over these shares. Edward C. Johnson 3d, the Chairman of FMR, LLC, and FMR LLC, through its control of Fidelity, also beneficially own these shares. Members of the family of Mr. Johnson are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. Neither FMR LLC nor Mr. Johnson has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. The address for FMR LLC, Mr. Johnson and Fidelity is 82 Devonshire Street, Boston, Massachusetts 02109. The beneficial ownership of these securities is based on a Schedule 13G filed by these entities on February 14, 2012 reporting beneficial ownership as of December 31, 2011, and therefore does not reflect any changes in beneficial ownership that may have occurred between that date and August 21, 2012.

(9)
Includes 45,195 shares issuable pursuant to options exercisable within 60 days of August 21, 2012. Also includes 2,644,170 shares held by the Sprout Funds. See footnote 3 above. Dr. Chambon disclaims beneficial ownership of the shares held by the Sprout Funds, except to the extent of his pecuniary interest therein. The address for Dr. Chambon is 11 Madison Avenue, 13th Floor, New York, New York 10010.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires Epocrates’ directors and executive officers, and persons who own more than ten percent of a registered class of Epocrates’ equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of Epocrates. Officers, directors and greater-than-ten percent stockholders are required by SEC regulation to furnish Epocrates with copies of all Section 16(a) forms they file.

To Epocrates’ knowledge, based solely on a review of the copies of such reports furnished to Epocrates, during the fiscal year ended December 31, 2011, all Section 16(a) filing requirements applicable to its officers, directors and greater-than-ten percent beneficial owners were complied with, except for one late Form 4 filing for Matthew A. Kaminer.
EXECUTIVE COMPENSATION AND RELATED INFORMATION
COMPENSATION DISCUSSION AND ANALYSIS
In April 2011, we held a stockholder advisory vote on the compensation of our named executive officers (“NEOs”). Our stockholders overwhelmingly approved, on an advisory basis, the compensation of our NEOs, with over 98% of stockholder votes cast in favor of our “Say on Pay” resolution. In evaluating our compensation practices during fiscal year 2011, we were mindful of the strong support our stockholders expressed for our philosophy of linking compensation to our operating and organizational objectives and the enhancement of stockholder value. As a result, our Compensation Committee retained our general approach to executive compensation, and continued to apply the same general principles and philosophy as in the prior fiscal year in determining executive compensation. Our Compensation Committee will continue to consider stockholder concerns and feedback in the future.
Introduction
This Compensation Discussion and Analysis provides information regarding our compensation programs and policies for the following NEOs:

Name	Title
Peter C. Brandt	Former Interim President and CEO
Patrick D. Spangler	Former CFO
Matthew A. Kaminer	General Counsel and Secretary
David B. Burlington	Former Chief Operations Officer
Heather A. Gervais	Senior Vice President, Commercial Operations
Rosemary A. Crane	Former President and CEO
Joseph B. Kleine	Former Chief Commercial Officer

Mr. Brandt resigned effective as of March 27, 2012, as Interim President and CEO of Epocrates. This Compensation Discussion and Analysis section includes a discussion of Mr. Brandt’s compensation, as Interim President and CEO during 2011. On March 27, 2012, our Board appointed Andrew Hurd as Epocrates’ new President and CEO, and therefore, Mr. Hurd’s compensation is not discussed in this Compensation Discussion and Analysis. See “Executive Employment and Severance Agreements” below for a description of the employment agreement we entered into with him in connection with his joining Epocrates. Effective as of June 30, 2012, Mr. Burlington resigned as Chief Operations Officer of Epocrates. Effective as of August 15, 2012, Mr. Spangler resigned as CFO of Epocrates.
Compensation philosophy and objectives
We believe that compensation of our NEOs should:

•	provide a means for us to attract, retain and reward high-quality executives who will contribute to the long-term success of Epocrates;

•	inspire our executive officers to achieve our business objectives;

•	encourage our executive officers to work as a team; and

•	align the financial interests of the executive officers with those of the stockholders.
To achieve these objectives, we generally use a mix of compensation elements, including base salary, annual cash incentives, time-based stock options and restricted stock units, performance-based stock options, employee benefits and limited perquisites and severance and change-of-control benefits.
While the Compensation Committee (or the Board, as applicable) reviews the total compensation package for each of our executive officers in connection with the decisions it makes each year regarding each individual element of compensation, the amount of each element of compensation awarded is also assessed independent of the amount of any other one element awarded. In determining the amount and form of these compensation elements, we may consider a number of factors, including the following:

•
compensation levels paid by companies in our peer group, with a particular focus on having the cash and equity compensation at between the 50th and 75th percentile of that of similarly-situated officers employed by those peer companies, as we believe this approach helps us to compete in hiring and retaining the best possible talent while at the same time maintaining a reasonable and responsible cost structure;

•	corporate and/or individual performance, as we believe this encourages our executives to focus on achieving our business objectives;

•	the need to motivate executives to address particular business challenges that are unique to any given year;

•
internal pay equity of the compensation paid to one NEO as compared to another, as we believe this contributes to retention and a spirit of teamwork among our executives while recognizing that compensation opportunities should increase based on increased levels of responsibility as between executive officers;

•	the potential dilutive effect on our stockholders generally from equity awards;

•	broader economic conditions, in order to ensure that our pay strategies are effective yet responsible; and

•
individual negotiations with executives, particularly in connection with their initial compensation package, as these executives may be leaving meaningful compensation opportunities at their prior employer in order to come work for us, as well as upon their departures, as we recognize the benefit to our stockholders of seamless transitions.

Role of the Compensation Committee in setting executive compensation
Our Compensation Committee is generally responsible for:

•	determining, reviewing, modifying and approving the compensation and other terms of employment of our executive officers;

•	reviewing and approving corporate performance goals and objectives relevant to such compensation and compensation of senior management;

•	administering our equity and cash-based incentive plans and recommending to the Board the adoption, amendment and termination of such plans;

•	establishing policies with respect to equity compensation arrangements; and

•	reviewing and approving the terms of any employment agreements, severance arrangements, change-of-control protections and any other compensatory arrangements for our executive officers.

However, the Compensation Committee may, at its discretion and in accordance with the philosophy of making all information available to the Board, present executive compensation matters to the entire Board for its review and approval. In addition, our Compensation Committee’s authority in respect of CEO compensation is limited to recommending compensation to the Board for its approval.
As part of its deliberations, in any given year, the Compensation Committee may review and consider materials such as Company financial reports and projections, operational data, tax and accounting information, projection of the total compensation that may become payable to executives in various hypothetical scenarios, executive stock ownership information, analyses of historical executive compensation levels and current Company-wide compensation levels and the recommendations of the CEO and the Compensation Committee’s independent compensation consultant.
Role of our management
Our Human Resources, Finance and Legal Departments work with our CEO and the Compensation Committee’s compensation consultant to design and develop compensation programs applicable to NEOs and other senior management, to recommend changes to existing compensation programs, to recommend financial and other performance targets to be achieved under those programs, to prepare analyses of financial data, peer comparisons and other Compensation Committee briefing materials and ultimately, to implement the decisions of the Compensation Committee. Members of our Human Resources, Finance and Legal Departments attend Compensation Committee meetings and provide background on materials presented to the Compensation Committee. Members of these departments and our CEO also meet separately with the Compensation Committee’s consultant to convey information on proposals that management may make to the Compensation Committee, as well as to allow the consultants to collect information about Epocrates to develop their own proposals.
For executives other than the CEO, the Compensation Committee solicits and considers the performance evaluations and compensation recommendations submitted to the Compensation Committee by the CEO. In the case of the CEO, the Compensation Committee facilitates the evaluation of his or her performance, assisted by the Chairman of the Board, and determines whether to recommend to the Board any adjustments to the CEO’s compensation.
Role of our compensation consultant
In connection with making its recommendations for executive compensation for 2011, Epocrates continued its engagement with Towers Watson to act as our compensation consultant with respect to executive and Board compensation matters. The Compensation Committee directed Towers Watson to provide its analysis of whether our existing compensation strategy and practices were consistent with our compensation objectives and to assist the Compensation Committee in modifying our compensation program for executive officers in order to better achieve our objectives. As part of its duties, Towers Watson provided only the following services:

•	reviewed and provided recommendations on composition of the peer groups;

•	provided compensation data for employees at our peer group companies as well as from published surveys;

•	conducted a review of the compensation arrangements for all of our executive officers, including providing advice on the design and structure of our annual management bonus plan;

•	conducted a review of our equity compensation program (including an analysis of equity mix, aggregate share usage and target grant levels);

•	conducted a review of Board member compensation, and provided market data and summaries to the Nominating Committee and Compensation Committee regarding Board pay structure; and

•	updated the Compensation Committee on emerging trends/best practices in the area of executive compensation.

During 2011, the Compensation Committee met from time to time with Towers Watson with management present and in separate meetings, including executive sessions during committee meetings. Our General Counsel, CFO and members of our Human Resources department worked with Towers Watson as directed by the Compensation Committee to provide any information Towers Watson required in order to provide its services.
Benchmarking of compensation
Source of data.  As with many companies, our Compensation Committee (or our Board, as applicable) generally discussed compensation levels in the context of the experiences and individual knowledge of each Board member as well as against comparable market data for our peer group. In addition, the Compensation Committee (and the Board, as applicable) considered several peer company data sources in determining the annual compensation for our executive officers, including the Radford High-Tech Industry Executive and Benchmark Surveys, the Bay Area 150 Tech Survey and public filings by companies selected as part of our peer group.
Peer group composition. In February 2010, Towers Watson worked with the Compensation Committee and executive management to propose a group of peer companies for the Compensation Committee’s use in evaluating 2010 compensation. At that time, the Compensation Committee approved the following companies, based on the recommendations of Towers Watson, as our peer group of companies for purposes of evaluating 2010 compensation and making pay decisions:

Amicas athenahealth Computer Programs and Systems Health Grades Healthstream Icad	Medassets Medidata Solutions Mediware Information Systems Merge Healthcare Phase Forward QuadraMed	Quality Systems Transcend Services Vital Images WebMD Health

These companies were chosen because they were generally similar to us in terms of industry (healthcare technology), revenue (generally one-half to two times our size with any outliers being close to industry peers), growth trajectory (as represented by revenue, margin and cash flow), geographic location (Silicon Valley) and/or competition for the same group of executive talent.
Between February 2010 and August 2011, our peer group decreased due to acquisitions. In August 2011, Towers Watson worked with the Compensation Committee and executive management to evaluate the remaining peer group and recommend additions to it. At that time, the Compensation Committee approved the following companies, based on the recommendations of Towers Watson, as our peer group of companies for purposes of evaluating compensation and making pay decisions:

Computer Programs and Systems Healthstream Icad Medassets Medidata Solutions	Mediware Information Systems Merge Healthcare Omnicell PDI Quality Systems	Transcend Services WebMD Health
We added PDI and Omnicell to the remaining members of our original peer group, based on the following considerations: market capitalization; industry; profitability and growth; complexity; product/service diversity; and geographic scope.
Compensation positioning and compensation allocations. In general, the Compensation Committee, in line with our philosophy, aimed to provide for base salaries at the 50th percentile and target total cash and equity compensation at the 75th percentile of the compensation paid to similarly-situated executive officers employed by the peer group companies for target level performance.

The Compensation Committee also reviewed typical ownership percentages of similarly-situated public and pre-IPO companies for executive officers individually and in total for the company. In trying to achieve this positioning, the Compensation Committee did not have a rigid pre-set allocation of compensation as between the various elements of compensation in our executive compensation program, but generally assessed the various compensation elements as follows:

•	annual cash compensation targeted at the 50th to 75th percentile for our public company peer group companies; and

•	target equity compensation at the 50th to 75th percentile (to the extent doing so did not cause unreasonable dilution) for public and pre-IPO companies that approximate our size and stage of life.
In determining equity compensation, the Compensation Committee considered the total equity ownership of each individual relative to comparable positions in peer companies and the extent to which the individual’s equity had vested. New grants were made, taking into consideration the individual’s ownership levels as well as the estimated Black-Scholes value based on the fair market value of our stock around the time the Compensation Committee met. Since incentive cash and equity awards have both upside opportunities and downside risks, the target percentages set at the beginning of a fiscal year may not equal the compensation actually earned under these awards.
Our Compensation Committee believes targeting total cash and equity compensation at the 75th percentile for our peer group is necessary in order to achieve the primary objectives, described above, of our executive compensation program. However, as noted above under “Compensation philosophy and objectives,” benchmarking is just a reference point. Other factors, such as economic conditions, performance, internal pay equity and individual negotiations, play an important role with respect to the compensation offered to any executive in any given year. We believe this approach helps us to compete in hiring and retaining the best possible talent while at the same time maintaining a reasonable and responsible cost structure.
Reasons for providing, and manner of structuring, the key compensation elements in 2011
Elements of compensation. The table below outlines which factors were material to the decisions of the Compensation Committee when determining compensation for our NEOs in 2011 and the reasons such element of compensation is provided.

Compensation element	Material factors considered in 2011 in determining amount	Objective
Base salary	• Board members’ experience and knowledge • Broader market conditions • Individual performance and demonstration of successful contributions and results • Public company market data	• Attract and retain experienced executives • Compensation for performing expectations of the role

Compensation element	Material factors considered in 2011 in determining amount	Objective
Annual performance-based cash bonuses
• Board members’ experience and knowledge

• Achievement of corporate objectives, particularly in light of broader market conditions

• Internal pay equity; contribution by level (for targets as percent of salary)

• Corporate performance against pre-established financial goals

• Attract and retain exceptional talent

• Motivate executives to achieve company objectives while working as a team

• Link corporate performance with compensation paid

• Provide incentives to promote our growth and create stockholder value, thereby aligning the financial interests of the executive officers with those of the stockholders

Time-based stock options and restricted stock units	• Board members’ experience and knowledge • Internal pay equity • The potential dilutive effect on our stockholders • Comparable market data for peer companies • Potential gain and unvested holdings
• Attract and retain exceptional talent

• Link corporate performance with compensation paid

• Provide incentives to promote our growth and create stockholder value, thereby aligning the financial interests of the executive officers with those of the stockholders

Performance-based option awards
• Board members’ experience and knowledge

• Achievement of corporate objectives, particularly in light of broader market conditions

• Internal pay equity

• The potential dilutive effect on our stockholders

• Comparable market data for peer companies

• Potential gain and unvested holdings

• Attract and retain exceptional talent

• Motivate executives to achieve company objectives while working as a team

• Provide incentives to promote our growth and create stockholder value, thereby aligning the financial interests of the executive officers with those of the stockholders

Employee benefits and limited perquisites	• Board members’ experience and knowledge • Internal pay equity • Individual negotiations with executives	• Attract and retain exceptional talent • Encourage officers to work as a team

Compensation element	Material factors considered in 2011 in determining amount	Objective
Severance and change in control benefits	• Board members’ experience and knowledge • Internal pay equity • Individual negotiations with executives
• Attract and retain exceptional talent

• Motivate executives to achieve company objectives which may in any given year include completion of a strategic transaction

• Align the financial interests of the executive officers with those of the stockholders – that is, the completion of a desired transaction without regard to executive’s own compensation/job security

The Compensation Committee believes that incentive compensation opportunity, in the form of both cash and equity awards, should make up a larger portion of each NEO’s target total compensation as the executive’s level of responsibility increases. For example, the target levels of cash and equity incentives for our CEO are generally greater than the target incentive compensation opportunities afforded to our other NEOs. This approach to internal pay equity reflects the Compensation Committee’s recognition of the relative importance of each executive officer’s contributions to the success of Epocrates. By increasing the portion of total target compensation that is performance-based with increasing levels of responsibility, we believe our compensation program provides appropriate levels of incentive for our executive officers to perform their duties to the best of their abilities.
Base salary. Each of our NEOs has entered into an at-will employment agreement or offer letter with us that provides for their initial base salary. Our Compensation Committee generally reviews base salaries in the first quarter of the fiscal year.
In preparation for becoming a publicly-traded company, Towers Watson provided information to our Compensation Committee on base salaries at peer companies. The Compensation Committee considered this data as well as input and the performance evaluations by the then CEO for her direct reports, and the CEO performance evaluation presented by the Chairman of the Board, and recommended that base pay for the executive officers, other than our then CEO, remain unchanged from 2010 as follows:

Name	2011 Base Salary	2010 Base Salary	% Change
Patrick D. Spangler	$300,000	$300,000	—%
David B. Burlington	$270,000	$270,000	—%
Rosemary A. Crane	$380,000	$350,000	8.6%
Joseph B. Kleine	$280,000	$280,000	—%

The Compensation Committee believed that these salary levels were appropriate in matching the desire to have each of our executive officers be positioned at the appropriate market level that is reflective of their skills, contributions and performance against comparable public peer roles. With respect to Mr. Kaminer, who became our General Counsel and Secretary in June 2011, the Compensation Committee reviewed information provided by Towers Watson regarding base salaries at peer companies and, based on this information, approved his base salary of $250,000 per year. In December 2011, our Board of Directors approved a base salary of $305,000 per year for Mr. Brandt, our then Interim President and CEO. The amount of Mr. Brandt’s base salary was designed such that his base salary plus the value of the restricted stock unit award granted to Mr. Brandt in December 2011 would be approximately equal to Ms. Crane’s salary at the time of her departure and her target bonus for 2011. Because Ms. Gervais became an executive officer in late 2011, and her salary was not modified in connection with her becoming an executive officer, the Compensation Committee was not involved in setting her compensation level for 2011.
Annual cash bonuses. We have an annual management bonus plan under which cash bonuses may be earned by our executive officers and other members of management based on Company performance. The employment agreements or offer letters of each of our NEOs generally set forth their initial target bonus levels. Our Compensation Committee generally reviews target bonus levels each Fall in anticipation of the coming year. In the first quarter of 2011, Towers Watson presented comparable market data to our Compensation Committee on target bonus levels at peer companies, company financial status and market conditions generally. After considering this information, the Compensation Committee set the target bonus levels for our then-employed NEOs as noted below. Subsequently, in connection with hiring Mr. Kaminer, the Compensation Committee established his target bonus based on reference to peer company data, internal pay equity, the criticality of his role to the Company and reflection on current market conditions. Mr. Brandt was not entitled to a pre-specified target bonus. At the time the Compensation Committee set the target bonus levels, Ms. Gervais was not one of our executive officers.

Name	2011 Target Bonus %	2010 Target Bonus %	Change (absolute)	Market Position (percentile)
Peter C. Brandt	—	—	—	—
Patrick D. Spangler	60%	60%	—	75th
Matthew A. Kaminer	40%	—	—	50th
David B. Burlington	60%	60%	—	60th
Rosemary A. Crane	75%	70%	5%	60th
Joseph B. Kleine	70%	70%	—	75th

The Compensation Committee felt that these target bonus levels (including positioning against the public peer companies and differentiation among officers reflecting their impact to the organization) were appropriate given:

•	The belief that the incentive opportunity should make up a larger portion of a NEO’s target total compensation as the executive’s level of responsibility increases; and

•	The belief that these levels were internally fair and financially responsible, yet still provided appropriate motivation to executives to achieve our growth objectives.
The actual bonus amounts earned under our management bonus program in any year depend on the achievement of our corporate objectives. The corporate objectives for the bonus program are based on the broader Company business plan that is approved each Spring by the Compensation Committee. For 2011, the Compensation Committee selected the following three key business metrics from our general business plan:

•	sales bookings, meaning total dollar amount of business contracted during the year;

•	revenue, measured as GAAP revenue calculated in accordance with our revenue recognition policies in effect at the time; and

•
adjusted EBITDA, measured as GAAP net income before income and expenses unrelated to core business activities, such as interest income, other income (expense), net and (benefit from) provision for income taxes; non-recurring income and expenses, such as gain on settlement and change in fair value of contingent consideration, gain on sale-leaseback of building, impairment of intangible and long-lived assets related to EHR, loss on impairment related to EHR business and other expenses (including legal expenses, facilities exit costs, employee severance charges, current period depreciation and amortization expense related to assets assigned to the EHR business and a refund of rent); and non-cash charges, such as depreciation and amortization expense (including intangible assets) related to core business and stock‑based compensation.
In order to earn any bonus under the program, we have to achieve the following threshold levels of each metric:

•	95% of our business plan for sales bookings;

•	98% of our business plan for revenue; and

•	97% of our business plan for adjusted EBITDA.

If any one threshold level was missed, no bonus would be earned. If all three threshold levels are achieved, then the actual bonus was calculated based on actual achievement, and the bonus payout for each metric could vary from 0% to 150% of the target bonus amount for that metric based on the actual over- or under-achievement of that metric according to the parameters in the following tables (Note: the maximum payout for the Performance Options is 125%):

Bookings (40% of overall bonus target)
% Attainment	<95%	95%	100%	108%	115%
Bonus % Payout	—%	80%	100%	125%	150%
Revenue (20% of overall bonus target)
% Attainment	<98%	98%	100%	102%	104%
Bonus % Payout	—%	80%	100%	125%	150%
EBITDA (30% of overall bonus target)
% Attainment	<97%	97%	100%	106%	111%
Bonus % Payout	—%	80%	100%	125%	150%

A fourth goal, attaining a certain degree of new product development and level of acquisition revenue, as determined by an internal metric (otherwise known as the freshness index), is worth 10% of the bonus.
For all of our executive officers, 100% of the cash bonus was based on achievement of these financial metrics.
On February 15, 2012, our Compensation Committee determined that the performance goals were not achieved and thus paid no performance bonuses with respect to 2011. At that same meeting, our Compensation Committee elected to grant discretionary bonuses to our employees, including our executive officers as follows:

NEO	Discretionary Cash Bonus Payment
Peter C. Brandt	$ —
Patrick D. Spangler	$87,030
Matthew A. Kaminer	$25,758
David B. Burlington	$81,000
Heather A. Gervais	$45,100

Equity compensation. Our equity incentive program is intended to reward longer-term performance and to help align the interests of our executive officers with those of our stockholders. We believe that if our executive officers own shares of our common stock with values that are significant to them, they will have an incentive to act to maximize longer-term stockholder value instead of short-term gain. To support this philosophy, our equity program emphasizes stock options, and for the executive team, performance stock options that are tied to the achievement of our growth and financial goals. Our grants have traditionally had four year vesting requirements, which in 2010 the Compensation Committee increased to five years to further incent our leadership team to focus on longer-term Company value. Finally, we believe that equity compensation is an integral component of our efforts to attract exceptional executives, senior management and employees.
We currently grant both stock options and occasionally restricted stock units that vest based on time served, as well as performance-based stock options and occasionally performance-based restricted stock units under which performance against corporate metrics in a given year determines the number of shares that may then begin vesting over a subsequent time-based vesting period. These performance-based equity units are the primary equity award for our NEOs. In determining the mix of awards, the Compensation Committee considers the importance of focusing executives on achieving key metrics from our business plan, the mix of equity awards at our peer companies, the potentially dilutive impact of stock awards, the fair market value of our common stock (and therefore the potential for gains under options as opposed to full value awards in the coming years), current holdings of our executives and the tax consequences to Epocrates and the recipients.
As with cash incentive opportunities, in determining the target equity opportunity for each NEO, the Compensation Committee believes that the incentive opportunity should make up a larger portion of a NEO’s target total compensation as the executive’s level of responsibility increases. For example, the target levels of equity incentives for our CEO are generally greater than the target incentive compensation opportunities afforded to our other NEOs. This approach to internal pay equity reflects the Compensation Committee’s recognition of the relative importance of each executive officer’s contributions to the success of Epocrates. By increasing the portion of total target compensation that is performance-based with increasing levels of responsibility, we believe our compensation program provides appropriate levels of incentive for our executive officers to perform their duties to the best of their abilities.
Aggregate awards in 2011. The following table lists the number and types of awards which each NEO was eligible to receive upon achievement of performance goals under the terms of the 2011 bonus plan. Because Ms. Gervais was not an executive officer at the time the 2011 bonus plan was approved, she was not provided the opportunity to receive performance options for 2011.

	Estimated Future Payouts Under Equity Incentive Plan Awards (1)
Name	Threshold (#)	Target (#)	Maximum (#)	Market Position for 2011 Performance Option Opportunity (percentile)
Peter C. Brandt	—	—	—	—
Patrick D. Spangler	27,034	32,968	41,210	60th
Matthew A. Kaminer	—	—	—	—
David B. Burlington	19,310	23,549	29,436	<50th
Rosemary A. Crane	64,366	78,495	98,119	75th
Joseph B. Kleine	19,310	23,549	29,436	75th

(1)
Represents all awards granted under our 2011 executive bonus plan in 2011, which were determined based on performance in 2011. This table shows the awards that were possible at the maximum level of performance. The maximum number of options was granted; however, in February 2012, the Compensation Committee determined that the number of options actually earned is zero for all such awards based on achievement of 2011 corporate goals.

With respect to the performance-based option opportunity, and as further described in the paragraphs below, the Compensation Committee felt that these award levels and differentiation among executive officers were appropriate for several reasons, including:

•	The need to attract and retain exceptional talent in a competitive locale for critical executive roles;

•	The belief that the incentive opportunity should make up a larger portion of a NEO’s target total compensation as the executive’s level of responsibility increases;

•	The overall contribution provided based on tenure with Epocrates and the level of unvested/potential gains;

•	Comparable levels of awards for similar positions;

•	The desire to be internally consistent by providing each new hire executive officer with an initial option grant that was comparable to grants held by continuing executives; and

•
The belief that these levels were internally fair and financially responsible and yet still provided appropriate motivation to executives to achieve our objectives in light of their respective existing aggregate equity holdings.

With the exception of Mr. Brandt, Mr. Kaminer and Ms. Gervais, each of the senior executive team employed during our annual grant cycle were eligible to receive performance-based options. In connection with his offer of employment, Mr. Brandt received time-based stock options and restricted stock units. Also a new hire in the latter part of the fiscal year, Mr. Kaminer received time-based stock option grants so that his overall potential ownership of Epocrates was in line with similar executives, and to ensure his interests were aligned with stockholders.
In addition, in March 2011, the Compensation Committee determined the level of performance goal achievement for the performance-based options granted in 2010. Based on that level of achievement, Ms. Crane’s performance-based restricted stock unit granted under the 2010 bonus plan was determined to cover 35,024 shares, and Mr. Kleine’s performance-based option granted under the 2010 bonus plan was determined to cover 70,048 shares. Each of these performance-based awards was then subject to a three-year time-based vesting schedule, commencing January 1, 2011.
Time-based awards. Because we grant stock options with an exercise price equal to the value of our common stock on the date of grant, these options will have value to our executive officers only if the market price of our common stock increases after the date of grant and through the date of vesting. Historically, stock options granted to our executive officers at hiring vest over 48 months with 25% of the shares vesting on the first anniversary of the vesting commencement date and the remainder vesting monthly over the next 36 months. In 2010, the Compensation Committee increased the vesting period to five years, or 60 months, with initial option grants vesting 20% on the first anniversary of the vesting commencement date and the remainder vesting monthly over 48 months and with on-going option grants vesting monthly over 60 months. These time-based option grants further incent our leadership team to focus on longer-term Company value. We granted time-based stock options that vest over a five-year period to Mr. Kaminer, based on this schedule. In connection with his employment, we granted to Mr. Brandt time-based stock options and time-based restricted stock units that each vest monthly over six months.
Performance-based awards. In order to provide an additional incentive to management to achieve our business objectives while working as a team, and to further align the interests of management with our stockholders, in March 2011, our Compensation Committee approved performance-based stock option opportunities to certain of our NEOs in March 2011. These performance-based option opportunities have largely replaced time-based options for our NEOs, other than grants of time-based options to new hire executives and periodic on-going option grants. After considering information from Towers Watson regarding equity compensation levels at peer companies without benchmarking to a specific level, company financial status and market conditions generally and comparable levels of overall equity holdings at similar stage companies, the Compensation Committee again determined a target number of such options based upon achievement of our goals at 100% performance, with a maximum opportunity up to 125%.

The actual amount of shares that can be earned under the performance-based stock option program in any year depends on the achievement of our corporate objectives. The corporate objectives for the program are based on the broader Company business plan that is approved each Spring by our Compensation Committee. For 2011, the Compensation Committee selected the same three key business metrics as under our cash bonus plan with the same weighting, thresholds and maximums. The Compensation Committee felt it was appropriate to use the same metrics as under the cash-based plan because these metrics can be meaningfully influenced by management’s actions and both directly and indirectly reflect Company growth and stockholder value creation.
The number of shares that could be earned for each metric could vary from 0% to 125% of the target amount for that metric based on the actual over- or under-achievement of that metric according to the same parameters that applied to the performance cash bonus in the tables above.
As set forth above, on February 15, 2012, our Compensation Committee determined that the threshold performance goals for 2011 were not achieved and thus none of the shares subject to the performance-based options granted in 2011 vested. Pursuant to the bonus plan, the shares set aside for potential grant under our performance-based options that failed to be earned remain available for future grant under the 2010 Equity Incentive Plan. On January 20, 2012, the Compensation Committee granted time-based stock options as follows: Mr. Spangler and Mr. Burlington each received 60,000 options, Mr. Kaminer received 50,000 options and Ms. Gervais received 16,000 options. These options vest monthly over five years, as described above.
Accelerated vesting. Under the terms of our stock plans and certain executives’ employment agreements and offer letters, the vesting of equity awards may be accelerated in the event of certain material corporate transactions, as well as in the event of certain involuntary terminations of employment following certain material corporate transactions. We believe these accelerated vesting provisions are appropriate in light of the collective knowledge and experiences of our Board members on compensating individuals in the positions held by similarly-situated executive officers at other companies (without reference to any specific peer group or any specific benchmark level of compensation), and therefore allow us to attract and retain high quality executives. In the case of accelerated vesting upon a change-of-control, the accelerated vesting allows our executives to focus on closing a transaction that may be in the best interests of our stockholders even though it may otherwise result in a termination of their employment and therefore a forfeiture of their equity awards.
Severance and change of control benefits
Each of our NEOs is entitled to severance and/or change-of-control benefits, the terms of which are described in detail below under “Executive Employment and Severance Agreements.” With respect to change-of-control benefits, we provide severance compensation if an executive officer is terminated in connection with or subsequent to a change-of-control transaction to further promote the ability of our executive officers to act in the best interests of our stockholders even though they could be terminated following such a transaction. Change-of-control vesting acceleration benefits are structured on a “double-trigger” basis, meaning that the executive officer must experience a constructive termination or a termination without cause in connection with a change-of-control in order for the benefits to become due, which is directly tied to our goal of eliminating, or at least reducing, any reluctance of our NEOs to diligently consider and pursue a potential change-of-control transaction notwithstanding the risk to their own job positions. We also believe that the other severance benefits are appropriate, particularly with respect to a termination by us without cause since, in that scenario, we and the executive have a mutually-agreed-upon severance package that is in place prior to any termination event which provides us with more flexibility to make a change in executive management if such a change is in our stockholders’ best interests. We believe that these severance and change-of-control benefits are an essential element in our executive compensation packages and assist us in recruiting and retaining talented individuals. The severance and change-of-control benefits do not influence and are not influenced by other elements of compensation, as these benefits serve different objectives than the other elements of compensation.
Other benefits
We have a 401(k) plan in which substantially all of our employees are entitled to participate. Employees contribute their own funds through salary deductions, on a pre-tax basis. Contributions may be made up to plan limits, subject to government limitations. The plan permits us to make matching contributions if we choose; however, to date we have not made any matching contributions. We provide health care, dental and vision benefits to all full-time employees, including our executive officers. We also have a flexible benefits healthcare plan and a flexible benefits childcare plan under which employees can set aside pre-tax funds to pay for qualified health care expenses and qualified dependent care expenses not reimbursed by insurance. These benefits are available to all employees, subject to applicable laws.
Employee benefits & limited perquisites. Each of our NEOs is eligible to participate in our package of broad-based employee benefit programs, on the same terms and conditions as other employees, including health, dental and vision insurance, medical and dependent care flexible spending accounts, basic life insurance, short- and long-term disability insurance, accidental death and dismemberment insurance and a 401(k) retirement plan. The 401(k) plan permits us to make matching contributions if we choose; however, to date we have not made any matching contributions. We believe these benefits are consistent with benefits provided by other companies based on the experiences and individual knowledge of the members of the Board regarding compensation of similarly-situated executives at other companies (without reliance on third-party surveys of compensation paid to such executives at any specific companies or benchmarking to any specified level of compensation paid by any specific companies) and help us to attract and retain high quality executives.
Equity compensation policies
We encourage our executive officers to hold a significant equity interest in Epocrates. To that end, we adopted equity ownership guidelines that are based on the value of outstanding vested awards (with vested stock options being valued based on the “spread” method) as follows:

•	CEO: Four times annual Base Salary;

•	CFO: Three times annual Base Salary; and

•	Other senior executive officers: Two times annual Base Salary.
In addition, during 2011, we adopted an equity award grant timing policy. We have a policy that prohibits our executive officers, directors and other members of management from engaging in short sales, transactions in put or call options, hedging transactions or other inherently speculative transactions with respect to the Epocrates stock.
Compensation recovery policies
The Compensation Committee has not determined whether it would attempt to recover bonuses from our executive officers if the performance objectives that led to the bonus determination were to be restated, or found not to have been met to the extent originally believed by the Compensation Committee. However, as a public company subject to the provisions of Section 304 of the Sarbanes-Oxley Act of 2002 and the Dodd–Frank Wall Street Reform and Consumer Protection Act, if we are required to restate our financial results under the federal securities laws, our executive officers may be legally required to reimburse us for any bonus or other incentive-based or equity-based compensation they receive.
Accounting considerations
We account for equity compensation paid to our employees under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 718, which requires us to estimate and record an expense over the service period of the award. Our cash compensation is recorded as an expense at the time the obligation is accrued. The accounting impact of our compensation programs is just one of many factors that are considered in determining the size and structure of our programs.
Tax considerations
Subject to certain rules that exempt pre-existing arrangements approved prior to our initial public offering, as a publicly-held company we are not permitted a federal income tax deduction for compensation paid to certain executive officers to the extent that compensation exceeds $1.0 million per covered executive officer in any year. The limitation applies only to compensation that is not performance-based. Non-performance-based compensation paid to our executive officers for 2011 did not exceed the $1.0 million limit for any executive officer and the Compensation Committee does not anticipate that the non-performance-based compensation to be paid to any executive officer for 2012 will be in excess of the deductible limit.
The Compensation Committee believes that in establishing the cash and equity incentive compensation programs for our executive officers, the potential deductibility of the compensation payable under those programs should be only one of a number of relevant factors taken into consideration, and not the sole governing factor. For that reason, the Compensation Committee may deem it appropriate to provide one or more executive officers with the opportunity to earn incentive compensation, whether through cash incentive award programs tied to our financial performance or equity incentive grants tied to the executive officer’s continued service, which may be in excess of the amount deductible by reason of Section 162(m) or other provisions of the Internal Revenue Code. The Compensation Committee believes it is important to maintain this flexibility in determining cash and equity incentive compensation in order to attract and retain high caliber executive officer candidates, even if all or part of that compensation may not be deductible by reason of the Section 162(m) limitation.
Also, the Compensation Committee takes into account whether components of our compensation program may be subject to the penalty tax associated with Section 409A of the Internal Revenue Code and aims to structure the elements of compensation to be compliant with or exempt from Section 409A to avoid such potential adverse tax consequences.
Risk analysis of our compensation plans
The Compensation Committee has reviewed our compensation policies as generally applicable to our employees and believes that our policies do not encourage excessive and unnecessary risk-taking, and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on us. The Compensation Committee performed an assessment of our compensation programs and policies, with a focus on incentive compensation programs (including our annual bonus program and our equity compensation program). The Compensation Committee reviewed the compensatory objectives and key provisions (including performance goals) of those programs and considered the potential for a participant to engage in risk-taking behavior to earn awards under those programs, as well as the risk mitigation features associated with those programs. Following such assessment, the Compensation Committee believes that the design of our compensation policies and programs encourage our employees to remain focused on both our short- and long-term goals. For example, while our cash bonus plans measure performance on an annual basis, our equity awards typically vest over a number of years, which the Compensation Committee believes encourages our employees to focus on sustained stock price appreciation, thus limiting the potential value of excessive risk-taking.
SUMMARY COMPENSATION TABLE FOR FISCAL 2011
The following table shows for the fiscal year ended December 31, 2011, and, with respect to certain individuals, fiscal years ended December 31, 2010 and 2009, compensation awarded to or paid to, or earned by, the NEOs identified in the Compensation Discussion and Analysis.

Name and principal position	Year	Salary ($)	Bonus ($)	Stock awards ($)(1)	Option awards ($)(1)	Non-equity incentive plan compensation ($)	All other compensation ($)	Total ($)
Peter C. Brandt, Former Interim President and CEO (2)	2011	38,126	—	180,000	909,948	—	58,486 (3)	1,186,560
Patrick D. Spangler, Former CFO (4)	2011	300,000	87,030 (5)	—	—	—	1,032 (6)	388,062
	2010	73,864	—	—	1,767,333	53,093 (7)	65 (6)	1,894,355
Matthew A. Kaminer, General Counsel and Secretary	2011	128,788	25,758 (5)	—	410,905	—	177 (8)	565,628
David B. Burlington, Former Chief Operations Officer (9)	2011	270,000	81,000 (5)	—	—	—	360 (6)	351,360
	2010	36,818	—	—	1,606,399	26,465 (7)	45 (6)	1,669,727
Heather A. Gervais, Senior Vice President, Commercial Operations	2011	205,000	47,100 (10)	—	—	—	1,266 (11)	253,366
Rosemary A. Crane, Former President and CEO	2011	333,940	—	—	—	—	836,186 (12)	1,170,126
	2010	350,000	—	467,923	—	293,510 (7)	60,552 (13)	1,171,985
	2009	340,000	—	—	4,238,756	102,000 (14)	55,529 (15)	4,736,285
Joseph B. Kleine, Former Chief Commercial Officer	2011	256,667	—	—	—	—	23,993 (16)	280,660
	2010	272,120	40,000 (17)	—	418,693	234,808 (7)	360 (6)	965,981
	2009	218,693	40,000	—	752,340	215,034 (18)	137,380 (19)	1,363,447

(1)
Amounts shown in this column do not reflect dollar amounts actually received by our NEOs. Instead, these amounts reflect the aggregate grant date fair value of each stock option granted computed in accordance with the provisions of FASB ASC Topic 718. As required by SEC rules, the amounts shown for performance-based grants exclude the impact of estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of these amounts are included in Note 14 to our audited financial statements for the fiscal year ended December 31, 2011 included in our Annual Report on Form 10-K. Our NEOs will only realize compensation to the extent the trading price of our common stock is greater than the exercise price of such stock options.

(2)
Mr. Brandt’s employment with us commenced in November 2011 and ended on March 27, 2012. With respect to restricted stock and stock options granted to Mr. Brandt, the awards vest monthly over six months for so long as Mr. Brandt served as our Interim President and CEO.

(3)
Represents $48,625 for services rendered as a non-employee member of the Board of Directors and Audit Committee, and as Chair of the Compensation Committee, $9,792 of reimbursement for personal travel and $69 for costs related to group term life insurance premiums.

(4)	Mr. Spangler’s employment with us commenced in September 2010 and ended on August 15, 2012.

(5)	Represents discretionary bonus paid in 2012 for performance in 2011. These bonuses were approved by our Compensation Committee on February 15, 2012.

(6)	Represents costs related to group term life insurance premiums.

(7)
Represents cash bonuses paid in 2011 for performance in 2010 pursuant to our 2010 Cash Bonus Plan. Cash bonuses pursuant to our 2010 Cash Bonus Plan were approved by our Compensation Committee on March 24, 2011.

(8)	Represents $72 of costs related to group term life insurance premiums and $105 of amounts paid for gym reimbursement.

(9)	Mr. Burlington’s employment with us commenced in October 2010 and ended on June 30, 2012.

(10)
Represents $2,000 of cash referral bonus paid to Ms. Gervais in 2010 and $45,100 of discretionary bonus paid in 2012 for performance in 2011. This bonus was approved by our Compensation Committee on February 15, 2012.

(11)	Represents $66 for costs related to group term life insurance premiums and $1,200 for amounts paid for opting out of Epocrates’ medical insurance benefit plan.

(12)
Represents $529 for costs related to group term life insurance premiums, $20,000 for Ms. Crane’s living allowance, $146,061 of severance benefits and $669,596 related to the acceleration of vesting and extension of time to exercise shares.

(13)	Represents $552 for costs related to group term life insurance premiums and $60,000 for Ms. Crane’s living allowance.

(14)	Represents cash bonus paid in 2010 for performance in 2009 pursuant to our 2009 Cash Bonus Plan.

(15)	Represents $529 for costs related to group term life insurance premiums and $55,000 for Ms. Crane’s living allowance.

(16)	Represents $330 of costs related to group term life insurance premiums, $330 of amounts paid for gym reimbursement and $23,333 of severance benefits.

(17)	Represents a cash bonus associated with Mr. Kleine’s promotion.

(18)
Represents a cash payment of $39,240 made in 2010 for performance in 2009 pursuant to our 2009 Cash Bonus Plan and a cash payment of $175,794 made for performance in 2009 pursuant to our commission plan.

(19)	Represents $303 for costs related to group term life insurance premiums and $137,077 paid to Mr. Kleine in connection with a tender offer completed in 2009.

2011 Plan-Based and Other Awards
The following table sets forth certain information regarding plan-based and other awards to our NEOs during the year ended December 31, 2011.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	or Units (#)	Options (#)	($/Share)	($)
Peter C. Brandt	12/7/11	—	—	—	—	—	—	20,595 (2)	150,000 (2)	8.74	832,320
Matthew S. Kaminer	6/27/11	42,261	51,538	77,308	—	—	—	—	50,000 (3)	17.95	410,905
Patrick D. Spangler	3/24/11	147,600	180,000	270,000	27,034	32,968	41,210	—	—	—	—
David B. Burlington	3/24/11	132,840	162,000	243,000	19,310	23,549	29,436	—	—	—	—
Heather A. Gervais	—	—	—	—	—	—	—	—	—	—	—
Rosemary A. Crane	3/24/11	233,700	285,000	427,500	64,366	78,495	98,119	—	—	—	—
Joseph B. Kleine	3/24/11	160,720	196,000	294,000	19,310	23,549	29,436	—	—	—	—

(1)
Represents all awards granted under our 2011 executive bonus plan in 2011, which were determined based on performance in 2011. This table shows the awards that are possible at the threshold, target and maximum levels of performance. The maximum number of options was granted, but the number of options actually earned is subject to reduction based on achievement of 2011 corporate goals. Once determined, the shares subject to the option or restricted stock unit will vest in 36 equal monthly installments, subject in each case to the recipient’s continued service. In February 2012, the Compensation Committee determined that the number of options actually earned is zero for all such awards based on achievement of 2011 corporate goals.

(2)
The stock options and awards were granted under our 2010 Equity Incentive Plan. The shares subject to each stock option vest over 6 equal monthly installments, for so long as Mr. Brandt served as our Interim President and CEO.

(3)
The stock options were granted under our 2010 Equity Incentive Plan. The shares subject to this stock option vest as to 20% of the shares subject to the option after one year, with the remaining shares subject to the stock option vesting on an equal monthly basis over the following 48 months, subject in each case to recipient’s continued service.

2011 Outstanding Equity Awards at Fiscal Year-End
The following table sets forth certain information regarding outstanding equity awards for our NEOs as of December 31, 2011:

	Option awards					Stock awards
Name	Number of securities underlying unexercised options (#) exercisable(1)	Number of securities underlying unexercised options (#) unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)
Peter C. Brandt	16,375 7,860 25,000	3,275 (2) 3,930 (2) 125,000 (3)	— — —	16.00 21.98 8.74	1/31/21 5/05/21 12/06/21	— — 17,163 (4)	— — 166,309 (5)

Patrick D. Spangler	70,406 —	231,334 (6) —	— 41,210 (7)	13.36 22.97	10/27/20 3/24/21	— —	— —
Matthew A. Kaminer	—	50,000 (6)	—	17.95	6/26/21	—	—
David B. Burlington	55,356 —	200,138 (6) —	— 29,436 (7)	13.99 22.97	12/21/20 3/24/21	— —	— —
Heather A. Gervais	2,947	8,843 (6)	—	13.36	10/27/20	—	—
Rosemary A. Crane	31,440	—	—	13.26	11/15/12 (8)	—	—
	657,726	—	—	12.11	11/15/12 (8)	—	—
	43,799	—	—	12.11	11/15/12 (8)	—	—
Joseph B. Kleine	7,860	—	—	4.29	1/25/16	—	—
	15,719	—	—	5.95	7/17/16	—	—
	6,288	—	—	5.50	4/29/17	—	—
	47,159	—	—	13.17	11/05/17	—	—
	27,386	—	—	13.26	1/30/18	—	—
	81,875	—	—	10.17	12/16/19	—	—
	19,457	—	—	13.36	8/24/20	—	—

(1)	Fully vested.

(2)	The shares subject to this stock option vest in equal monthly installments over 12 months, subject in each case to the recipient’s continued service.

(3)	The shares subject to this stock option vest in equal monthly installments over six months, subject to the recipient’s continued service as Interim President and CEO.

(4)	The shares subject to this restricted stock award vest in equal monthly installments over six months, subject to the recipient’s continued service as Interim President and CEO.

(5)
The value is determined based on the closing price of our stock on 1/31/12 of $9.69 per share multiplied by the number of shares that have not vested, without taking into account any taxes that may be payable in connection with the transaction.

(6)
The shares subject to this stock option vest as to 20% of the shares subject to the option after one year, with the remaining shares subject to the stock option vesting on an equal monthly basis over the following 48 months, subject in each case to recipient’s continued service.

(7)	Represents shares subject to outstanding and unearned options granted pursuant to our 2011 bonus plan.

(8)
Pursuant to the Severance Agreement entered into with Ms. Crane on December 9, 2011, the vested portion of any unexercised stock options held by Ms. Crane will remain exercisable for a period of one year from November 16, 2011, which was the date of her termination.

2011 OPTION EXERCISES AND STOCK VESTED

The following table sets forth certain information regarding option awards exercised and restricted stock units vested by our NEOs during 2011.

	Option Awards		Restricted Stock Units
Name	Number of shares acquired on exercise	Value realized on exercise (1)	Number of shares vested	Value realized on vesting (2)
Peter C. Brandt	—	—	3,432	$28,314
Patrick D. Spangler	—	—	—	—
Matthew A. Kaminer	—	—	—	—
David B. Burlington	—	—	—	—
Heather A. Gervais	—	—	—	—
Rosemary A. Crane	—	—	10,215	$79,064
Joseph B. Kleine	49,762	$422,479	—	—

(1)
The value realized on exercise is determined based on the price sold multiplied by the number of shares that were exercised and subtracting the exercise price, without taking into account any taxes that may be payable in connection with the transaction.

(2)	The value realized upon vesting is determined by multiplying the number of restricted stock units by the market value of the underlying shares on the vesting date.
Pension Benefits
Our NEOs did not participate in, or otherwise receive any benefits under, any pension or retirement plan sponsored by us during 2011.

Non-qualified Deferred Compensation
We do not currently maintain non-qualified defined contribution plans or other deferred compensation plans.
Executive Employment and Severance Agreements
Andrew Hurd. In March 2012, we entered into an offer letter with Mr. Hurd, our President and CEO. The offer letter provides Mr. Hurd with an initial annualized base salary of $390,000 plus a target bonus of 70% of his base salary under our bonus plan based upon successful completion of the objectives set forth in the plan, as determined by our Board. Pursuant to the offer letter, Mr. Hurd was granted an option to purchase 800,000 shares of our common stock under our 2010 Equity Incentive Plan, with a per share exercise price of $8.46, the fair market value of our common stock on the date of grant, as determined by our Board. This stock option vests as to 20% of the shares on the first annual anniversary of the vesting commencement date and the remainder will vest monthly thereafter over four years, such that on the fifth anniversary of the vesting commencement date of the stock option, the shares shall be fully vested. The offer letter, as amended, specifies that Mr. Hurd’s employment is at-will.
Pursuant to his offer letter, if Mr. Hurd’s employment is terminated without cause or if Mr. Hurd resigns for good reason, subject to his general release of all known and unknown claims, Mr. Hurd shall be entitled to receive severance pay equal to 12 months of his base salary in effect as of the termination date (less required deductions and withholdings) to be paid in the form of salary continuation on the Company’s standard payroll dates following the termination date, and if he timely elects continued group health insurance coverage through COBRA, Epocrates will be obligated to pay his COBRA premiums necessary to continue his group health insurance coverage at the same level as in effect as of the termination date for 12 months after the termination date or until he becomes eligible for group health insurance coverage through a new employer, whichever occurs first.  In addition, in connection with the termination of employment, the vesting of Mr. Hurd’s then-unvested shares subject to outstanding stock options shall be accelerated by 12 months, and the period in which Mr. Hurd may exercise such stock options will be extended to 12 months following the termination date.
Mr. Hurd’s offer letter also provides that in the event of a change-of-control of Epocrates, the vesting of 50% of Mr. Hurd’s shares subject to outstanding stock options shall be accelerated in full.  Mr. Hurd’s offer letter further provides that in the event that, within 12 months after a change-of-control of Epocrates, Mr. Hurd’s employment is terminated without cause or if Mr. Hurd resigns for good reason, subject to his general release of all known and unknown claims, Mr. Hurd shall be entitled to receive severance pay equal to 18 months of his base salary in effect as of the termination date (less required deductions and withholdings) to be paid in the form of salary continuation on the company’s standard payroll dates following the termination date, and if he timely elects continued group health insurance coverage through COBRA, Epocrates will be obligated to pay his COBRA premiums necessary to continue his group health insurance coverage at the same level as in effect as of the termination date for 12 months after his termination or until he becomes eligible for group health insurance coverage through a new employer, whichever occurs first. In addition, in connection with the termination of employment within 12 months after a change-of-control of Epocrates, the vesting of Mr. Hurd’s then-unvested shares subject to outstanding stock options shall accelerate in full, and the period in which Mr. Hurd may exercise such stock options will be extended to 12 months following the termination date.
Peter C. Brandt. Mr. Brandt served as our Interim President and CEO from December 2011 to March 2012. After his resignation from the position in March 2012, Mr. Brandt was not entitled to any further compensation pursuant to his offer letter dated December 2011.
Patrick D. Spangler. Mr. Spangler served as our CFO from September 2010 to August 15, 2012. After his resignation from the position in August 2012, Mr. Spangler was not entitled to any further compensation pursuant to his amended and restated offer letter dated January 2011.
Matthew A. Kaminer. In June 2011, we entered into an offer letter with Matthew A. Kaminer, our General Counsel and Secretary. The offer letter provides for an initial annualized base salary of $250,000 plus a target bonus of 40% of his base salary under our bonus plan based upon successful completion of the objectives set forth in the plan, as determined by our Board. Pursuant to the offer letter, Mr. Kaminer was granted an option to purchase

50,000 shares of our common stock under our 2010 Equity Incentive Plan, with a per share exercise price of $17.95, the fair market value of our common stock on the date of grant, as determined by our Board. This stock option vests as to 20% of the shares on the first annual anniversary of the vesting commencement date and the remainder will vest monthly thereafter over four years, such that on the fifth anniversary of the vesting commencement date of the stock option, the shares shall be fully vested. The offer letter specifies that Mr. Kaminer’s employment is at-will.
Pursuant to the offer letter, if Mr. Kaminer’s employment is terminated without cause, subject to his general release of all known and unknown claims, Mr. Kaminer shall be entitled to receive severance pay equal to six months of his base salary in effect as of the termination date (less required deductions and withholdings) to be paid in the form of salary continuation on our standard payroll dates following such termination, and if he timely elects continued group health insurance coverage through COBRA, we will be obligated to pay his COBRA premiums necessary to continue his group health insurance coverage at the same level as in effect as of the termination date for six months after his termination or until he becomes eligible for group health insurance coverage through a new employer, whichever occurs first.
The offer letter further provides, in the event that, within 12 months after a change-of-control of Epocrates, Mr. Kaminer’s employment is terminated without cause or if Mr. Kaminer resigns for good reason, subject to his general release of all known and unknown claims, Mr. Kaminer shall be entitled to receive severance pay equal to nine months of his base salary in effect as of the termination date (less required deductions and withholdings) to be paid in the form of salary continuation on our standard payroll dates following such termination, and if he timely elects continued group health insurance coverage through COBRA, we will be obligated to pay his COBRA premiums necessary to continue his group health insurance coverage at the same level as in effect as of the termination date for nine months after his termination or until he becomes eligible for group health insurance coverage through a new employer, whichever occurs first. In addition, in connection with such termination of employment, the vesting of Mr. Kaminer’s stock options shall accelerate in full.
David B. Burlington. Mr. Burlington served as our Chief Operations Officer from October 2010 to June 2012. On June 18, 2012, we entered into a separation and release agreement with Mr. Burlington. Under the separation and release agreement, Mr. Burlington is receiving: (i) continuation of his base salary of $270,000 per year, as severance, until December 30, 2012; and (ii) COBRA premiums necessary to continue his group health insurance coverage at the same level as in effect as of the termination date for up to six months (or earlier, if he becomes eligible for comparable coverage). The separation and release agreement contains certain post-employment covenants. The severance payments and other post-employment benefits due to Mr. Burlington under the separation and release agreement are subject to Mr. Burlington’s continued compliance with these covenants.
Heather A. Gervais. Ms. Gervais has served as our Senior Vice President of Commercial Operations since November 2011. Ms. Gervais joined Epocrates in September 2010 as the Vice President of Client Services. In August 2012, we entered into an employment agreement with Ms. Gervais. The employment agreement provides for a current annualized base salary of $240,000 plus a target bonus of 40% of her base salary under our bonus plan based upon successful completion of the objectives set forth in the plan, as determined by our Board. The employment agreement specifies that Ms. Gervais’s employment is at-will.
Pursuant to the employment agreement, if Ms. Gervais’s employment is terminated without cause, subject to her general release of all known and unknown claims, Ms. Gervais shall be entitled to receive severance pay equal to six months of her base salary in effect as of the termination date (less required deductions and withholdings) to be paid in the form of salary continuation on our standard payroll dates following such termination, and if she timely elects continued group health insurance coverage through COBRA, we will be obligated to pay her COBRA premiums necessary to continue her group health insurance coverage at the same level as in effect as of the termination date for six months after her termination or until she becomes eligible for group health insurance coverage through a new employer, whichever occurs first.
The employment agreement further provides, in the event that, within 12 months after a change-of-control of Epocrates, Ms. Gervais’s employment is terminated without cause or if Ms. Gervais resigns for good reason, subject to her general release of all known and unknown claims, Ms. Gervais shall be entitled to receive severance pay equal to nine months of her base salary in effect as of the termination date (less required deductions and withholdings) to be paid in the form of salary continuation on our standard payroll dates following such termination, and if she timely elects continued group health insurance coverage through COBRA, we will be obligated to pay her COBRA premiums necessary to continue her group health insurance coverage at the same level as in effect as of the termination date for nine months after her termination or until she becomes eligible for group health insurance coverage through a new employer, whichever occurs first. In addition, in connection with such termination of employment, the vesting of Ms. Gervais’s stock options shall accelerate in full.
Rosemary A. Crane. Ms. Crane served as our CEO from February 2009 until November 16, 2011. Pursuant to her offer letter dated February 25, 2009, as amended in April 2011, Ms. Crane is receiving: (i) continuation of her base salary of $380,000 per year, as severance, until November 16, 2012; (ii) COBRA premiums necessary to continue her group health insurance coverage at the same level as in effect as of the termination date for up to 12 months (or earlier, if she becomes eligible for comparable coverage) from November 16, 2011; and (iii) the acceleration of vesting of 183,883 options to purchase our common stock at $12.11 per share. In December 2011, we and Ms. Crane entered into a severance agreement providing for the terms of her severance, including, in addition to the severance benefits she is entitled to under her offer letter, that: (i) Ms. Crane would receive an additional severance payment of $100,000; and (ii) Ms. Crane would be allowed to exercise the vested portion of any unexercised options held by her for a period of one year from her date of termination.
Joseph B. Kleine. Mr. Kleine served as our Chief Commercial Officer from February 2010 until November 30, 2011. On November 8, 2011, we entered into a separation and release agreement with Mr. Kleine. Under the separation and release agreement, Mr. Kleine will receive: (i) continuation of his base salary payable over a six-month period commencing December 1, 2011 for a total of $140,000; and (ii) COBRA premiums necessary to continue his group health insurance coverage at the same level as in effect as of the termination date for up to six months (or earlier, if he becomes eligible for comparable coverage) from December 1, 2011. The separation and release agreement contains certain post-employment covenants. The severance payments and other post-employment benefits due to Mr. Kleine under the separation and release agreement are subject to Mr. Kleine’s continued compliance with these covenants.
Potential Payments Upon Termination of Employment
The following table estimates the potential payments and benefits payable upon employment termination for each NEO as if his or her employment had been terminated on December 31, 2011, the last business day of our prior fiscal year.

	No Change-of-Control (1)			Change-of-Control
	Termination without Cause (2) ($)			Termination without Cause or for Good Reason (3) ($)
Name	Base salary	COBRA premiums	Vesting acceleration(4)	Base salary	COBRA premiums	Vesting acceleration(4)
Peter C. Brandt	—	—	—	—	—	133,871
Patrick D. Spangler	225,000 (5)	16,713 (6)	—	225,000 (5)	16,713 (6)	—
Matthew A. Kaminer	125,000 (7)	11,142 (8)	—	187,500 (5)	16,713 (6)	—
David B. Burlington	135,000 (7)	3,144 (9)	—	202,500 (5)	4,716 (10)	—
Heather A. Gervais	—	—	—	—	—	—
Rosemary A. Crane	380,000 (11)	17,637 (11)	193,510 (11)	—	—	—
Joseph B. Kleine	140,000 (12)	8,995 (12)	—	—	—	—

(1)
A “change-of-control” generally means the consummation of any transaction by Epocrates whereby fifty percent (50%) or more of the voting stock of Epocrates changes ownership pursuant to that transaction.

(2)	“Cause” is generally defined as the NEO’s:

•	embezzlement, misappropriation of corporate funds, or other material acts of dishonesty;

•	conviction, plea of guilty, or nolo contendere to any felony (not involving the operation of a motor vehicle), or of any misdemeanor involving moral turpitude;

•
engagement in any activity that such NEO knows or should know could materially harm the business or reputation of Epocrates, provided that such activity is not undertaken in a good faith belief that such action was in the best interest of Epocrates;

•
material violation of any statutory, contractual, or common law duty or obligation owed to Epocrates, including, without limitation, a material breach of any confidentiality obligation and the duty of loyalty which causes demonstrable injury to Epocrates; or

•
repeated failure, in the reasonable judgment of Epocrates, to substantially perform his or her assigned duties or responsibilities after written notice from Epocrates describing the failure(s) in reasonable detail and such NEO’s failure to cure such failure(s) within thirty (30) days of receiving such written notice, provided that written notice only must be provided if the failure(s) are capable of cure.

(3)
“Good Reason” is generally defined as the following actions taken without the consent of the NEO following the consummation of a change-of-control of Epocrates that terminates such NEO’s employment (in each case where the NEO has provided written notice within 30 days of the action, such action is not remedied by Epocrates within 30 days following such notice, and such termination occurs within ninety (90) days following the initial existence of one or more of the conditions that constitute Good Reason):

•	a relocation of the NEO’s assigned office which results in an increase in his or her one-way commuting distance by more than thirty-five (35) miles;

•	a material decrease in the then current base salary of the NEO (except for salary decreases generally applicable to Epocrates’ other executive employees); or

•	a material reduction in the scope of the NEO’s duties or responsibilities in effect immediately prior to the change-of-control of Epocrates.

(4)
The value of vesting acceleration is calculated based on the closing price of our common stock on December 31, 2011 with respect to unvested option shares or unvested awards subject to acceleration minus the exercise price of the unvested option shares.

(5)	Represents continuation of base salary for a period of nine months.

(6)
Represents payment of nine months of continued COBRA premiums for medical, dental and vision coverage, calculated at $1,856.99 per month for the 12-month period ended December 31, 2011, including a 2% administrative fee.

(7)	Represents continuation of base salary for a period of six months.

(8)
Represents payment of six months of continued COBRA premiums for medical, dental and vision coverage, calculated at $1,856.99 per month for the 12-month period ended December 31, 2011, including a 2% administrative fee.

(9)
Represents payment of six months of continued COBRA premiums for medical, dental and vision coverage, calculated at $524.01 per month for the 12-month period ended December 31, 2011, including a 2% administrative fee.

(10)
Represents payment of nine months of continued COBRA premiums for medical, dental and vision coverage, calculated at $524.01 per month for the 12-month period ended December 31, 2011, including a 2% administrative fee.

(11)	Represents actual amount for Ms. Crane, as she did not have an employment agreement at December 31, 2011.

(12)	Represents actual amount for Mr. Kleine, as he did not have an employment agreement at December 31, 2011.
Non-Employee Director Compensation
Cash Compensation Arrangements
Effective October 2009, each non-employee director, other than the Chairperson of the Board, was entitled to an annual retainer of $10,000 per year, payable quarterly. The Chairperson of the Board was entitled to an annual retainer of $15,000 per year, payable quarterly. In addition, all members of our Board were reimbursed for travel, lodging and other reasonable expenses incurred in attending Board or committee meetings.
Following the completion of our initial public offering in February 2011, we pay each of our non-employee directors as applicable:

•	$30,000 per year for service as a Board member, payable quarterly;

•	$25,000 per year for service as Chairperson of the Board, payable quarterly;

•	$20,000 per year for service as Chairperson of the Audit Committee, payable quarterly;

•	$15,000 per year for service as Chairperson of the Compensation Committee, payable quarterly;

•	$10,000 per year for service as Chairperson of the Nominating Committee, payable quarterly;

•	$1,000 for each Board meeting attended in person;

•	$500 for each Board meeting attended telephonically or by videoconference;

•	$12,000 per year for service on the Audit Committee, payable quarterly; and

•	$7,000 per year for service on the Compensation Committee and Nominating Committee, payable quarterly.
In lieu of the cash compensation set forth above, each non-employee director may elect to receive an option to purchase our common stock exercisable for a number of shares equal to the total cash compensation divided by the fair market value of our common stock on the date of grant.
All members of our Board will continue to be reimbursed for certain expenses in connection with attendance at Board and committee meetings.
2011 Director Compensation
The following table provides compensation information for all of our non-employee directors during 2011, with the exception of Mr. Brandt, who ceased to be a non-employee director upon his appointment as Interim President and CEO. Mr. Brandt’s compensation as a non-employee director is included in the tables in the sections titled “Summary Compensation Table,” “2011 Grants of Plan-Based Awards,” “2011 Outstanding Equity Awards at Fiscal Year-End,” and “2011 Option Exercises and Stock Vested” as set forth in this Proxy Statement:

Name	Fees earned or paid in cash ($)	Option awards ($)(1)(2)(3)	Total ($)
Philippe O. Chambon	46,750	118,644	165,394
Thomas L. Harrison	38,583	118,644	157,227
Gary G. Greenfield	11,500	140,633	152,133
Patrick S. Jones	81,167	118,644	199,811
Erick N. Tseng	10,000	94,477	104,477
Mark A. Wan	38,500	118,644	157,144

(1)
Amounts shown in this column do not reflect dollar amounts actually received by our directors. Instead, these amounts reflect the aggregate grant date fair value of each stock option granted in the fiscal year ended December 31, 2011 computed in accordance with the provisions of ASC 718. Assumptions used in the calculation of these amounts are included in Note 14 to our audited financial statements for the fiscal year ended December 31, 2011 included in the Company’s Annual Report on Form 10-K. Only one option was granted to each non-employee director in 2011, and the grant date fair value of each option is set forth in the table. Our directors will only realize compensation to the extent the trading price of our common stock is greater than the exercise price of such stock options.

(2)
As of December 31, 2011, the aggregate number of shares subject to outstanding option awards held by each of the directors listed in the table above was as follows: Dr. Chambon, 43,230 shares; Mr. Harrison, 175,539 shares; Mr. Greenfield, 19,650 shares; Mr. Jones, 120,519 shares; Mr. Tseng, 19,650 shares; and Mr. Wan, 43,230 shares.

(3)	1/12th of the shares subject to each option award vest monthly over one year, subject in each case to the recipient’s continued service as a director.
Upon election to the Board, each non-employee director shall be granted an option to purchase 19,650 shares of our common stock. Thereafter, each non-employee director shall be entitled to an annual grant of an option to purchase 11,790 shares of our common stock. Each of these options will have an exercise price equal to the fair market value of our common stock on the date of grant and will vest monthly over 12 months such that the entire option shall be fully vested after one year.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
CERTAIN RELATED-PERSON TRANSACTIONS
In addition to the executive and director compensation arrangements, including the employment, termination of employment and change-of-control arrangements discussed above under “Executive Compensation and Related Information,” the following is a description of transactions since January 1, 2011 (unless otherwise specified) to which we have been a party, in which the amount involved in the transaction exceeds or will exceed $120,000 and in which any of our directors, executive officers or beneficial holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with any of these individuals, had or will have a direct or indirect material interest.
Employment agreements
We have entered into employment agreements with certain of our executive officers. For more information regarding these agreements, see the section above entitled “Executive Employment and Severance Agreements.”
Director and officer indemnification
Our Amended and Restated Certificate of Incorporation contains provisions limiting the liability of directors. In addition, we have entered into agreements to indemnify our directors and executive officers to the fullest extent permitted under Delaware law.
Other agreements
In 2009, we entered into various agreements with Cline Davis & Mann, Inc. and SSCG Media Group, a division of Cline Davis & Mann, whereby we provided various marketing, educational, media and creative services through our DocAlert channel. Cline Davis & Mann is a subsidiary of DAS, where Mr. Harrison, a member of our Board, serves as the CEO. For the year ended December 31, 2011, we recorded no revenue from Cline Davis & Mann and recorded approximately $4.9 million of revenue from SSCG Media Group. Mr. Harrison does not have a direct or indirect material interest in these transactions and these transactions are immaterial to DAS.
In 2010, we provided services to Porter Novelli, also a DAS subsidiary. In connection with these services, we recorded revenue from Porter Novelli of approximately $0.2 million for the year ended December 31, 2011. Mr. Harrison does not have a direct or indirect material interest in this transaction and this transaction is immaterial to DAS.
Review, approval or ratification of transactions with related parties
Pursuant to our written Code of Business Conduct and Ethics, executive officers and directors are not permitted to enter into any transactions with Epocrates without the approval of either our Audit Committee, pursuant to the provisions set forth in the Audit Committee Charter, or our Board. In approving or rejecting such proposed transactions, the Audit Committee or Board, as applicable, shall consider the relevant facts and circumstances available and deemed relevant to the Audit Committee or Board, as applicable, including but not limited to the risks, costs, benefits to Epocrates, the terms of the transactions, the availability of other sources for comparable services or products and, if applicable, the impact on a director’s independence. Our Audit Committee and/or Board shall approve only those transactions that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as our Audit Committee or Board determines in the good faith exercise of its discretion. We have designated a compliance officer to generally oversee compliance with the Code of Business Conduct and Ethics.
All of the transactions described above were entered into prior to the adoption of our Code of Business Conduct and Ethics. As each of the aforementioned were entered into in the ordinary course of business and were deemed not material to our business or operations, they were not formally approved or ratified by our Board or Audit Committee.

For a complete description of the agreements entered into with subsidiaries of DAS, of which Thomas L. Harrison, a member of our Compensation Committee and Board, is the CEO, please refer to the section above entitled “Compensation Committee Interlocks and Insider Participation.”
HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for annual meeting materials with respect to two or more stockholders sharing the same address by delivering a single set of annual meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are Epocrates stockholders will be “householding” Epocrates’ proxy materials. A single set of our Meeting materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of annual meeting materials, please notify your broker or Epocrates. Direct your written request to Epocrates, Inc., Attn: Investor Relations Department, 1100 Park Place, Suite 300, San Mateo, California 94403 or contact Epocrates’ Investor Relations Department at 650-227-1700. Stockholders who currently receive multiple copies of the Meeting materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS
The Board knows of no other matters that will be presented for consideration at the Meeting. If any other matters are properly brought before the Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.
By order of the Board of Directors
/s/ MATTHEW A. KAMINER
Matthew A. Kaminer
Secretary
August 30, 2012
A copy of Epocrates’ Annual Report to the SEC on Form 10-K for the fiscal year ended December 31, 2011 is available without charge upon written request to: Secretary, Epocrates, Inc., 1100 Park Place, Suite 300, San Mateo, California 94403.